UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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VALUEVISION MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433

May 27, 2009

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of ValueVision Media, Inc., a Minnesota corporation, to be held at our offices located at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota, on Thursday, June 25, 2009 at 9:00 a.m. central time.

The enclosed notice of annual meeting of shareholders and proxy statement describe the matters to come before the meeting.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, please take the time to vote. Please vote your shares as instructed on your proxy card and send your proxy through the Internet, telephone or mail as soon as possible so that your proxy is received prior to the meeting. This will assure that your shares will be represented at the meeting and voted in accordance with your wishes. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Keith R. Stewart
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are outlined on your proxy card. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please submit your proxy through the Internet, by telephone, or mark, sign, date and promptly mail the enclosed proxy in the postage-paid reply envelope provided. It is important that your shares be represented.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 25, 2009
GENERAL INFORMATION
PROPOSAL #1 ELECTION OF DIRECTORS
PROPOSAL #2 RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION FOR FISCAL 2008
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 25, 2009

To the Shareholders of ValueVision Media, Inc.:

The annual meeting of shareholders of ValueVision Media, Inc. will be held at our offices located at 6690 Shady Oak Road, Eden Prairie (Human Resources Entrance), Minnesota on Thursday, June 25, 2009 at 9:00 a.m. central time, or at any adjournments or postponements thereof. The meeting is being held for the purpose of considering and taking appropriate action with respect to the following:

1.	to elect seven directors, five of whom will be elected by the holders of shares of our common stock voting separately as a class and two of whom will be elected by the holders of shares of our series B redeemable preferred stock voting separately as a class; and

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010;

as well as to transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 30, 2009 will be entitled to receive notice of and to vote at the meeting or any adjournments thereof. This notice and proxy statement was first sent to shareholders on or about June 1, 2009.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting in person, you are requested to vote your proxy either (1) through the Internet at the address listed on the proxy card, (2) by calling a toll-free telephone number listed on the proxy card or (3) by marking, signing and dating the proxy card and mailing it in the envelope provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or by returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF EACH OF THE PROPOSALS, INCLUDING VOTING IN FAVOR OF THE NOMINEES TO THE BOARD OF DIRECTORS.

By Order of the Board of Directors

Nathan E. Fagre
Senior Vice President, General Counsel and Secretary

May 27, 2009
Eden Prairie, Minnesota

PROXY STATEMENT
FOR THE
2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 25, 2009

GENERAL INFORMATION

The enclosed proxy is being solicited by our board of directors for use in connection with our annual meeting of shareholders to be held on Thursday, June 25, 2009 at our offices located at 6690 Shady Oak Road (Human Resources entrance), Eden Prairie, Minnesota, at 9:00 a.m., central time, and at any adjournments or postponements. Our telephone number is (952) 943-6000. The posting of these proxy materials on our website and the mailing of the proxy card to shareholders commenced on or about June 1, 2009.

What is the purpose of the Annual Meeting?

At the annual meeting we will ask our shareholders to vote on these matters:

1.	to elect a board of directors of seven directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified, five of whom are elected by the holders of our common stock voting separately as a class and two of whom are elected by the holders of our series B redeemable preferred stock, known as our preferred stock, voting separately as a class; and

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010;

as well as to transact other business that may properly be brought before the meeting.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on April 30, 2009 will be entitled to vote at the meeting or adjournments thereof. At the close of business on the record date, we had 32,120,384 shares of our common stock outstanding and entitled to vote. In addition, there were 4,929,266 shares of preferred stock outstanding and entitled to vote, all of which were held by GE Capital — Equity, known as GE. Every share is entitled to one vote on each matter that comes before the meeting.

With respect to proposal 1, the holders of the common stock, voting separately as a class, will be voting on the election of five directors and the holders of the preferred stock, voting separately as a class, will be voting on the election of two directors. The holders of the common stock and the preferred stock will vote together as one class at the meeting on proposal 2, with the holders of the preferred stock voting with the common stock on a one-for-one basis, meaning the holders of preferred stock will be entitled to 4,929,266 votes on proposal 2. The common stock and preferred stock are collectively referred to in this proxy statement as the voting securities.

Who is entitled to attend the meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting in person. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:30 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), and you wish to vote your shares at the meeting, instead of by proxy, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

With respect to proposal 1, the presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of (a) the common stock entitled to a separate class vote on five directors at the meeting will constitute a quorum for purposes of this class vote and (b) the preferred stock entitled to a separate class vote on two directors at the meeting will constitute a quorum for purposes of these class votes. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of voting securities entitled to vote at the meeting (with the preferred stock counted on a one-for-one basis with the common stock) will constitute a quorum for the combined class votes on proposal 2.

If a quorum is present, the meeting can proceed. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether there is a quorum.

How do I vote?

Proxies in the accompanying form that are properly signed and returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified.

You may vote electronically by submitting your proxy through the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate your identity as a ValueVision Media, Inc. shareholder, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

To vote by mail (preferred shareholders must vote by mail):

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope (we must receive the mailed proxy card prior to the meeting).

To vote by Internet:

•	Go to the web site printed on your proxy card 24 hours a day, seven days a week.

•	Complete the electronic ballot and submit your voting instructions.

To vote by telephone:

•	From a touch-tone telephone, call the toll-free number printed on your proxy card or electronic notification, 24 hours a day, seven days a week.

•	Follow the simple recorded instructions.

If you are a registered shareholder and attend the annual meeting, you may deliver your proxy in person. If you hold your shares in “street name,” you need to obtain a proxy form from the institution that holds your shares. Shareholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our corporate secretary either a notice of revocation or a duly executed proxy bearing a later date. Alternatively, if you have voted by telephone or through the Internet, you may change your vote by calling the toll-free number again and following the instructions, or by accessing the web site and following the instructions. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to elect directors?

Election of Directors.  With respect to proposal 1, five directors are to be elected by the holders of our common stock voting separately as a class and two directors are to be elected by the holders of our preferred stock voting separately as a class. In each separate class vote, the directors will be elected by each receiving a plurality of the votes cast by the holders of the outstanding shares of common stock and preferred stock, as applicable, present in person or by proxy and entitled to vote.

Other Items.  The affirmative vote of the holders of a majority of the outstanding shares of voting securities (voting as a single class) present in person or by proxy and entitled to vote is required to ratify proposal 2. For all other items that properly come before the meeting, the affirmative vote of a majority of the outstanding voting securities entitled to vote and present in person or represented by proxy at the meeting is required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote.

What is the effect of an “abstention” or “withhold” vote on the proposals to be voted on at the meeting?

A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because other proposals require the affirmative vote of the holders of a majority of the voting securities present and entitled to vote on each proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals. A “withhold” vote with respect to any director nominee will be counted for purposes of determining whether there is a quorum and will have the effect of a vote against the nominee.

What is the effect of a “broker non-vote” on the proposals to be voted on at the meeting?

A “broker non-vote” occurs if your shares are not registered in your name and you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable New York Stock Exchange rules. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The Nasdaq Global Market. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to such matter. Therefore, broker non-votes will not have any effect on any of the matters to be voted on at the meeting.

Under New York Stock Exchange rules, the election of directors and the ratification or appointment of independent accountants are routine items. As a result, brokers who do not receive instructions as to how to vote on these matters generally may vote on these matters in their discretion.

What is the recommendation of the board of directors on my voting my shares?

Our board of directors recommends a vote for the election of each of the nominees to the board of directors set forth in proposal 1 to constitute the board of directors and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What if I do not specify a choice for a matter when returning a proxy?

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares for the election of each of the nominees to the board of directors set forth in proposal 1 to constitute the board of directors and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

May the meeting be adjourned?

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, the Internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our shares. We will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

How may I obtain additional copies of the annual report and/or proxy statement?

Our annual report on Form 10-K for our fiscal year ended January 31, 2009, including audited financial statements, is enclosed. The annual report and proxy statement also are available online at www.valuevisionmedia.com/proxy. For additional printed copies, which are available without charge, please contact our corporate secretary by mail at ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary.

What is the deadline for submitting a shareholder proposal for including in the proxy statement for our 2010 annual meeting?

We must receive shareholder proposals intended to be presented at the 2010 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than January 15, 2010. The inclusion of any shareholder proposals in those proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. Written copies of all shareholder proposals should be sent to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary.

PROPOSAL #1

ELECTION OF DIRECTORS

Seven directors will be elected at the meeting. Five of the directors will be voted upon and elected by the holders of shares of common stock voting separately as a class. Two of the directors will be voted upon and elected by the holders of shares of preferred stock voting separately as a class. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or his or her earlier resignation or removal. All of these director nominees have consented to serve as a director, if elected. John D. Buck, who is currently serving as the chairman of our board of directors, has advised the board that, assuming the shareholders re-elect him as a director for the 2009-2010 term, he will serve in the capacity as a director but does not intend to continue as chairman of the board.

Assuming shareholders elect all the director nominees named in this proxy statement at the annual meeting, we will continue to have seven directors. The board of directors has authority under our by-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the board’s size between annual meetings. Your proxy holder will vote your shares for the board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the board of directors. If none is proposed, the size of the board of directors may be reduced accordingly.

Our corporate governance and nominating committee has nominated five directors to be elected by the holders of the common stock. The following table sets forth certain information concerning the persons who are nominated for election to the board of directors.

Name	Age	Director Since	Positions Currently Held with Our Company

Common Stock Directors
Keith R. Stewart	46	2008	President, Chief Executive Officer, Director
John D. Buck	58	2004	Chairman of the Board
Joseph F. Berardino	58	2008	Director
Robert J. Korkowski	68	1993	Director
Randy S. Ronning	60	2009	Director
Preferred Stock Directors
Catherine Dunleavy	40	2008	Director
Patrick O. Kocsi	40	2008	Director

Nominees for Election by Holders of Shares of Common Stock

Keith R. Stewart was named our president and chief executive officer in January 2009 after having joined ShopNBC as president and chief operating officer in August 2008. Mr. Stewart retired from QVC in July 2007 where he had served the majority of his retail career, most recently as vice president — merchandising of QVC (USA) and vice president — global sourcing of QVC (USA) from April 2004 to June 2007. Previously he was general manager of QVC’s German business unit from 1998 to March 2004. Mr. Stewart first joined QVC as a consumer electronics buyer in 1992 and was promoted through a series of progressively responsible positions through which he developed expertise in key areas of TV home shopping, including merchandising, programming, cable distribution, strategic planning, organizational development, and international sourcing.

John D. Buck currently serves as chairman of our board of directors. From October 25, 2007 to March 3, 2008, and again from August 22, 2008 through January 26, 2009, Mr. Buck served as our interim chief executive officer. His previous experience includes serving as chief executive officer of Medica (Minnesota’s second largest health insurer) from July 2001 to January 2003. He currently serves as non-executive chairman of the board of Medica, and serves on the board of directors of Patterson Companies, Inc. and Halo Innovations. Previously, Mr. Buck worked for Fingerhut Companies where he held several senior executive positions, including president and chief operating officer. He left Fingerhut in October 2000. Mr. Buck also previously held executive positions at Graco Inc., Honeywell Inc., and Alliant Techsystems Inc.

Joseph F. Berardino has served as a managing director at Alvarez & Marsal, a global professional services firm, since October 2008. Prior to joining Alvarez & Marsal, Mr. Berardino was chairman of the board of directors and chief executive officer of Profectus BioSciences, a biotechnology company, from October 2005 to January 2008. From February 2008 to September 2008 Mr. Berardino continued his service as a member of the board of directors of Porfectur BioSciences but was not an employee during that period. He previously served as vice- chairman of Sciens Capital Management, a New York-based alternative asset management firm, from mid-2004 to September 2005. Before Sciens, Mr. Berardino was chief executive officer of Andersen Worldwide, a global accounting and consulting firm. Mr. Berardino currently is the chairman of the finance committee for the board of trustees of Fairfield University. He has been a Certified Public Accountant since 1975.

Robert J. Korkowski, from 1989 until his retirement in 1996, was the senior vice president of finance and a director of Opus Corporation, a privately held real estate development and construction company. From 1986 to 1989, Mr. Korkowski was the vice president and chief financial officer of National Computer Systems, Inc., an information systems company. From 1974 to 1986, Mr. Korkowski was executive vice president and chief financial officer of G. Heileman Brewing Company. Mr. Korkowski served as a director of Redline Performance Products, Inc. beginning in 2003 until August 2004.

Randy S. Ronning served as executive vice president and chief merchandising officer of QVC, where he oversaw all merchandising, brand management, and merchandise analysis efforts of QVC and QVC.com, from June 2005 until his retirement in January 2007. He also was responsible for QVC.com operations during this period. Previously, Mr. Ronning was executive vice president over affiliate sales and marketing, information services, marketing, research and sales analysis, direct marketing, corporate marketing, public relations, and charitable giving at QVC, from 2001 to May 2005. Prior to joining QVC, Mr. Ronning spent 30 years with J.C. Penney Co., where he held executive positions including president of its catalog and internet divisions.

Nominees for Election by Holders of Shares of Preferred Stock

Catherine Dunleavy has served as executive vice president and chief financial officer, NBC Universal Cable, since March 2007. In her present role Ms. Dunleavy oversees the financial performance and strategic analysis of NBC Universal’s cable properties including USA, Sci Fi, Bravo, Oxygen, Universal HD, Sleuth, Chiller, i-Village and Cable Studio, as well as the financial performance of cable distribution. Previously Ms. Dunleavy held the role of senior vice president and chief financial officer of USA and Sci Fi from May 2004 to March 2007. In her prior roles at NBC Universal, Ms. Dunleavy was vice president of financial planning and analysis from January 2001 to May 2004. Before joining NBC Universal, Ms. Dunleavy worked for GE’s corporate audit staff from June 1995 to January 2001, where she was promoted to executive audit manager.

Patrick O. Kocsi was named a senior managing director of GE Equity in February 2009, where he leads the portfolio management team for the business. Previously, from June 2007 to January 2009, he was a managing director at GE Equity. Mr. Kocsi joined GE in 1991 in the Financial Management Program in GE Plastics. He worked in The Netherlands, France, and the US. In 1996, he joined GE Capital working on acquisitions in the US, Brazil, and Germany. In that role Mr. Kocsi began investing in industrial, media, transportation, and technology companies. Currently he serves as a director on the board of SecureWorks.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF EACH OF THE SEVEN NOMINEES LISTED ABOVE
TO CONSTITUTE OUR BOARD OF DIRECTORS.

PROPOSAL #2

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been our independent registered public accounting firm since fiscal 2002. Upon recommendation from our audit committee, our board of directors selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for our fiscal year ending January 30, 2010, subject to ratification by our shareholders. While it is not required to do so, our board of directors is submitting the selection of this firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2010.

Deloitte & Touche LLP Attendance at Annual Meeting

A representative of Deloitte & Touche LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Billed by Deloitte & Touche LLP

In addition to reimbursement for certain out-of-pocket expenses, the following table presents the aggregate fees billed for professional services by Deloitte & Touche LLP in our fiscal year ended January 31, 2009, known as fiscal 2008, and February 2, 2008, known as fiscal 2007, for these various services:

	Fiscal 2008	Fiscal 2007
Description of Fees	Amount	Amount

Audit Fees	$405,635	$510,242
Audit-Related Fees	—	6,600

Total Audit and Audit-Related Fees	405,635	516,842
Tax Fees:
Tax Compliance Fees	85,000	81,000
Tax Consultation and Advice Fees	70,840	60,000

Total Tax Fees	155,840	141,000
All Other Fees	—	—

Total	$561,475	$657,842

Audit Fees

The audit fees set forth above for fiscal 2008 and fiscal 2007 consist of fees billed by Deloitte & Touche LLP for audit services in connection with their review of our interim financial statements for the first three quarters of each fiscal year and for the audit of our fiscal year-end financial statements and the effectiveness of internal controls over financial reporting, in addition to fees for audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as comfort letters, consents related to Securities and Exchange Commission registration statements and other services related to Securities and Exchange Commission matters for the fiscal year.

Audit-Related Fees

The audit-related fees set forth above for fiscal 2007 consist of fees billed by Deloitte & Touche LLP for agreed-upon procedure letters and consultation regarding other accounting matters.

Tax Fees

The tax compliance fees set forth above consist solely of fees billed by Deloitte & Touche LLP for preparation of federal, state and local income tax returns and Internal Revenue Service audit assistance. The tax consultation and advice fees set forth above for fiscal 2008 and fiscal 2007 primarily consist of fees billed for tax planning regarding various federal and state income and sales and use tax matters, net operating loss calculation, as well as assistance with employee compensation matters.

All Other Fees

We were not billed any amounts by Deloitte & Touche LLP for other products and services during fiscal 2008 or fiscal 2007

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent auditor’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. All of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee.

Report of the Audit Committee

The role of our audit committee, which is composed of three independent non-employee directors, includes oversight of the integrity of our company’s consolidated financial statements, our internal controls, our company’s compliance with legal and regulatory requirements and the performance, qualifications and independence of our independent auditors. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended January 31, 2009 with management; (b) discussed with Deloitte & Touche, our company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees), regarding communication with audit committees; and (c) received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning their independence, and discussed with Deloitte & Touche their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that our audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 for filing with the Securities and Exchange Commission

The Audit Committee

Robert J. Korkowski (Chairman)
Joseph F. Berardino
Randy S. Ronning

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
PROPOSAL 2 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

CORPORATE GOVERNANCE

Shareholder Communications with the Board of Directors

Persons interested in communicating with the board of directors are encouraged to contact the chairman of the board, all outside directors as a group or an individual director by submitting a letter or letters to the desired recipients in sealed envelopes labeled with “chairman of the board” or the names of specified directors. This letter should be placed in a larger envelope and mailed to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary. The corporate secretary will forward the sealed envelopes to the designated recipients.

Attendance at Shareholder Meetings

The directors are encouraged, but not required, to attend all meetings of our shareholders. Six of our then-serving directors attended our 2008 annual meeting of shareholders.

Composition of the Board During Fiscal 2008

At the beginning of fiscal 2008, our board of directors consisted of John Buck (chairman), James Barnett, Marshall Geller, Robert Korkowski, George Vandeman, Ronald Herman, and Douglas Holloway. On March 4, 2008, Rene Aiu was elected to the board, following her appointment as president and chief executive officer. Messrs. Barnett and Herman did not stand for re-election to the board at the annual meeting of shareholders and their terms ended on June 11, 2008. Bonnie Hammer and Patrick Kocsi were elected to the board on June 11, 2008. Mr. Geller resigned from the board on August 22, 2008. Keith Stewart was elected to the board on August 22, 2008, following his appointment as president and chief operating officer. Joseph Berardino was elected to the board on September 29, 2008. Ms. Hammer resigned from the board on October 13, 2008 and Catherine Dunleavy was elected to the board on October 15, 2008. Randy Ronning was elected to the board on January 26, 2009. Mr. Vandeman resigned from the board on February 1, 2009 and Mr. Holloway resigned from the board on February 12, 2009.

Director Independence

Messrs. Berardino, Kocsi, Korkowski and Ronning, and Ms. Dunleavy, constituting a majority of the board of directors, have been determined to be independent as that term is used in Section 10A of the Exchange Act of 1934 and as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Marshall Geller, George Vandeman, Bonnie Hammer, and Douglas Holloway, were each determined to be independent during their periods of service with our company. Mr. Buck was determined to be independent during the period of time from March 3, 2008 to August 22, 2008 for purposes of service on the board of directors, but was not determined to be independent under the separate independence tests for service on the audit committee and the human resources and compensation committee (during the other periods of fiscal 2008, Mr. Buck was serving as interim chief executive officer).

Committees of the Board of Directors

Committees established and maintained by the board of directors include the audit committee, the human resources and compensation committee, known as the compensation committee, and the corporate governance and nominating committee, known as the governance committee. From time to time the board of directors also may establish additional committees for specific purposes. In fiscal 2008 the board established two special committees: (a) a special committee to oversee negotiations with GE regarding the series A convertible redeemable preferred stock (which was mandatorily redeemable in the spring of 2009) and negotiations with certain cable and satellite distribution partners; and (b) a special committee for review of strategic alternatives.

The directors’ committee memberships as of April 30, 2009 are indicated in the table below:

Special
				Special	Committee
	Audit	Compensation	Governance	Committee	(Strategic
Director	Committee	Committee	Committee	(Negotiations)	Alternatives)

Common Stock Directors
John D. Buck	—	—	Member	Chairman	—
Joseph F. Berardino	Member	Member	Chairman	Member	Member
Robert J. Korkowski	Chairman	Member	Member	Member	Member
Randy S. Ronning	Member	Chairman	—	Member	—
Keith R. Stewart	—	—	—	Member	—
Preferred Stock Directors
Catherine Dunleavy	—	—	—	—	—
Patrick O. Kocsi	—	—	—	—	—

Audit Committee

At the beginning of fiscal 2008, the audit committee consisted of Messrs. Korkowski (chairman), Geller and Holloway. On May 1, 2008 Mr. Geller resigned from the audit committee due to other time commitments. In June the Board requested Mr. Kocsi to join the audit committee pending a permanent replacement for Mr. Geller. On September 29, 2008 Mr. Berardino was appointed to the board of directors and the audit committee, thus constituting the audit committee with Mr. Korkowski (chairman), Mr. Holloway and Mr. Berardino. On February 12, 2009 Mr. Ronning was appointed to the audit committee, replacing Mr. Holloway who resigned from the board of directors and the audit committee on February 10, 2009. All members of the audit committee are independent as that term is used in Section 10A of the Securities Exchange Act of 1934, as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and as that term is defined by Section 301 of the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Korkowski, a member of the audit committee, is an audit committee financial expert as defined by the Securities and Exchange Commission’s regulations.

The audit committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The audit committee:

•	reviews our audited financial statements and recommends to the board of directors that the audited financial statements be included in our annual report on Form 10-K;

•	recommends to the board of directors the selection of the independent registered public accounting firm to audit our books and records;

•	reviews our accounting and auditing principles and procedures with a view toward providing for adequate internal controls and reliable financial records;

•	approves all fees of, as well as the provision of any non-audit services by, our independent registered public accounting firm; and

•	reviews our quarterly reports on Form 10-Q and our earnings press releases before they are issued publicly.

To this end, the audit committee oversees our financial reporting process by, among other things, reviewing and reassessing the audit committee charter, reviewing with the independent auditors the plans and results of the auditing engagement, recommending and taking action to oversee the independence of our independent registered public accounting firm and recommending to the board of directors the engagement of our independent registered public accounting firm. The audit committee charter was amended in 2004 and complies with the standards set forth in Securities and Exchange Commission and stock exchange regulations. A copy of the audit committee charter is available on our website at www.valuevisionmedia.com.

Human Resources and Compensation Committee

At the beginning of fiscal 2008, the human resources and compensation committee, known as the compensation committee, consisted of Messrs. Buck (chairman), Herman, Korkowski and Vandeman. On June 11, 2008, committee appointments were revised and members of the compensation committee were Messrs. Buck (chairman) and Geller and Ms. Hammer. Mr. Geller resigned from the board of directors and from the compensation committee on August 22, 2008. Mr. Buck also resigned from the compensation committee on August 22, 2008 following his appointment as our chief executive officer. On September 29, 2008 Mr. Berardino was elected to the board of directors and committee assignments were changed at that time, such that the compensation committee members became Messrs. Berardino (chairman), Korkowski and Vandeman. On February 1, 2009 Mr. Vandeman resigned from the board of directors and from the compensation committee. Committee assignments were further revised on February 12, 2009, to appoint Mr. Ronning to the compensation committee (as chairman), along with Messrs. Berardino and Korkowski.

All members of the compensation committee during fiscal 2008 were independent directors as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and for purposes of Internal Revenue Code Section 162(m); except that Mr. Buck was not deemed independent for purposes of Section 162(m) during the period of time from October 25, 2007 until March 3, 2008 when he also served as the interim chief executive officer of our company.

The responsibilities of the compensation committee are set forth in the compensation committee charter, which is reviewed regularly and amended as appropriate in light of Securities and Exchange Commission and stock exchange regulations, and which is available on our website at www.valuevisionmedia.com.

Among other duties, the compensation committee has the responsibility to:

•	establish executive compensation strategy, including base salary, incentive compensation and any other compensation elements;

•	assure that all executive officers are compensated in a manner consistent with such strategy, internal considerations, competitive practices and the requirements of regulatory agencies;

•	annually review and approve the components of and total cash compensation for our senior executive officers, and approve any other off-cycle changes to compensation for senior executives;

•	oversee our stock-based incentive plans and approve all grants to company officers made in connection with those plans;

•	review and make recommendations to the board of directors regarding (i) the components of and total cash compensation for our chief executive officer, and (ii) stock-based grants to our chief executive officer;

•	review and, if appropriate, recommend to the board of directors any employment agreements or severance arrangements for the chief executive officer or other members of senior management, including change-in-control provisions, plans or agreements;

•	monitor our employee benefit plans and discharge the duties imposed on the committee by the terms of those plans;

•	oversee succession planning for the chief executive officer and other members of the senior executive team;

•	annually evaluate the performance of the committee and the adequacy of the committee’s charter, and report the evaluation to the board of directors; and

•	perform other duties or functions deemed appropriate by the board of directors.

Compensation decisions for the named executive officers (other than the chief executive officer) and the other corporate officers directly reporting to the chief executive officer are made by the compensation committee. For the chief executive officer, the compensation decisions are made by the board of directors upon the recommendation of the committee. Under its charter, the compensation committee has the authority to engage, review and approve the payment of fees to or terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities.

The compensation committee’s meeting agendas are determined by its chairman, with the assistance of the human resources department and the corporate secretary. The committee reports on its actions regarding executive compensation to the board of directors for all corporate officers except in the case of the chief executive officer. For the chief executive officer, the committee will make a recommendation to the board of directors for review and action.

The committee is supported by our human resources and legal departments upon request. In addition, the committee has engaged Towers Perrin, a global human resources consulting firm, to conduct periodic reviews of its total compensation program for executive officers. The chair of the committee reviews fees paid to outside consultants to ensure that the consultant maintains its objectivity and independence while rendering advice to the committee. Under a policy established by the committee, Towers Perrin only performs work for the committee, the board of directors and other committees of the board of directors, and is not retained by our management for other benefits, compensation or recruiting services, or any other purposes.

Corporate Governance and Nominating Committee

At the beginning of fiscal 2008, the corporate governance and nominating committee, known as the governance committee, consisted of Messrs. Vandeman (chairman), Geller and Holloway. On August 22, 2008 Mr. Geller resigned from the board of directors and the governance committee. Mr. Korkowski was appointed to the governance committee on September 29, 2008. On February 1, 2009 Mr. Vandeman resigned from the board of directors and from the governance committee. Committee assignments were revised on February 12, 2009 and Messrs. Berardino (chairman), Buck and Korkowski were appointed as the governance committee. All members of the governance committee during fiscal 2008 were independent directors as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

The governance committee advises and makes recommendations to the board of directors on all matters concerning the selection of candidates as nominees for election as directors, corporate governance, performance of the chief executive officer, compensation of directors and other matters as specified in the governance committee’s charter or as directed by the board of directors. The governance committee has recommended to the board of directors that each of the nominees listed for election to the board of directors in proposal 1 be elected to the board of directors. The responsibilities of the governance committee are set forth in the governance committee charter, which is reviewed regularly in light of Securities and Exchange Commission and stock exchange regulations and is available on our website at www.valuevisionmedia.com.

Search Committee of the Board

On October 21, 2007 the board appointed Messrs. Buck, Herman, Holloway, Korkowski and Vandeman to serve as the members of a committee to supervise the search for a new chief executive officer. From that date the committee was in frequent communication with one another and the executive search firm retained by the search committee, and conducted a number of candidate interviews. The work of the search committee concluded with the appointment of Rene G. Aiu as president and chief executive officer on March 3, 2008.

Special Committee of the Board for the GE Transaction and Distribution Negotiations

On May 5, 2008 the board appointed Messrs. Geller (chairman), Buck, Korkowski and Vandeman to a special committee whose purpose was to review, negotiate, evaluate and make recommendations with respect to a proposed transaction with GE related to our company’s obligation to redeem our then-outstanding series A redeemable convertible preferred stock held by GE, which was scheduled to mature in the spring of 2009, and to have oversight with respect to negotiations with certain cable and satellite distribution partners. In December 2008 the committee membership was adjusted to included Messrs. Buck (chairman), Berardino, Korkowski, Stewart and Vandeman (Mr. Vandeman subsequently was replaced by Mr. Ronning following Mr. Vandeman’s resignation from the board and Mr. Ronning’s election to the board). One phase of the work of the special committee concluded successfully on

February 25, 2009 with an agreement between the company and GE to restructure and extend the redemption obligations under the preferred stock.

Special Committee of the Board for Review of Strategic Alternatives

On September 8, 2008 the board appointed Messrs. Vandeman (chairman) and Korkowski to a special committee of independent directors and authorized the committee to review strategic alternatives to maximize shareholder value. Upon his election to the board of directors on September 29, 2008, Mr. Berardino also was named to this special committee. This special committee and its advisor, Piper Jaffray & Co., broadly solicited expressions of interest in a purchase of, or strategic relationship with, our company and also evaluated several other strategic alternatives, including a distribution to shareholders through a sale of assets and liquidation of the company. While a number of parties engaged in the process and conducted due diligence, the special committee did not receive any final bids from any of the parties involved. In addition, the special committee concluded that a liquidation of the company likely would not result in any distribution to the company’s shareholders. Therefore, at the recommendation of the special committee, the board of directors determined to conclude the strategic alternatives review process in January 2009. Messrs. Berardino and Korkowski remain as members of the special committee.

Director Qualifications and Shareholder Nominations for Directors

The governance committee charter describes the attributes we seek in considering director candidates. The governance committee will consider persons recommended by shareholders in selecting nominees for election to the board of directors. The governance committee recommends qualified individuals who, if added to the board of directors, will provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for our company. We have determined that a majority of our directors should be independent directors. The governance committee uses the following additional guidelines, which are set forth in its charter, in analyzing the qualifications for directors:

The committee will consider the ability of the director candidate to devote sufficient time to fulfilling his or her duties as a director, the candidate’s judgment, skill, experience with businesses and other organizations in industries related to the business of our company (such as consumer merchandising and retail; TV home shopping; TV programming and media; retail operations and fulfillment; direct response marketing; e-commerce and technology; finance; mergers and acquisitions and corporate law), experience as an executive with a publicly traded company, the interplay of the candidate’s experience with the experience of other board members and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors.

Shareholders who wish to suggest qualified candidates should write to: ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Governance and Nominating Committee, c/o Corporate Secretary. All recommendations should state in detail the qualifications of the persons for consideration by the governance committee and should be accompanied by an indication of the person’s willingness to serve.

Business Ethics Policies

We have adopted a business ethics policy applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this business ethics policy is available on our website at www.valuevisionmedia.com. In addition, we have adopted a code of ethics for our chief executive officer and senior financial management; this policy is also available on our website at www.valuevisionmedia.com. We intend to satisfy the disclosure requirements under Form 8-K regarding an amendment to, or waiver from, a provision of our codes of ethics by posting this information on our website at the address specified above.

Attendance and Meetings of the Board of Directors and Its Committees

Our business and affairs are managed by the board of directors, which held twenty meetings during fiscal 2008. During fiscal 2008, the audit committee held eight meetings; the compensation committee held six meetings; and

the governance committee held four meetings. The special committee for negotiations met more than ten times and was in frequent communication with one another during January and February 2009. The special committee for review of strategic alternatives met thirteen times. During fiscal 2008, each director attended 75% or more of the aggregate of the total number of meetings of the board of directors and total number of meetings held by all committees and subcommittees of the board of directors on which he or she served with the exception of James Barnett, who did not stand for re-election to the board in June 2008, and Bonnie Hammer, who voluntarily resigned from the board due to other time commitments in October 2008.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is now or has ever been an officer or employee of our company or of any of our subsidiaries. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee. One member of the compensation committee during fiscal 2008, Mr. Herman, is an officer of GE, which together with NBC Universal holds approximately 32.7% of our equity securities on a diluted basis and which has entered into a number of agreements with our company, including a shareholder agreement, distribution and marketing agreement and trademark license agreement, all as more fully described in the section below entitled “Certain Transactions.” Pursuant to the distribution and marketing agreement, our company paid NBC Universal approximately $950,000 in fees in fiscal 2008 for services relating to cable and satellite distribution and marketing.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our securities as of April 30, 2009 based on a total of 32,120,384 shares of common stock and 4,929,266 shares of preferred stock outstanding as of that date by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock or preferred stock, (ii) each of the directors, and (iii) our chief executive officer and each of the other executive officers named in the summary compensation table who is or was an executive officer during fiscal 2008 and (iv) all directors and executive officers as a group. Shareholders listed below possess sole voting and investment power with respect to their shares and have a mailing address of 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433 unless otherwise indicated.

		Number of Shares	Percent of
Name and Address	Title of Class	Beneficially Owned	Class

Directors:
Joseph F. Berardino(1)	Common Stock	83,843	*
John D. Buck(2)	Common Stock	802,522	2.5%
Catherine Dunleavy	—	—	—
Patrick O. Kocsi	—	—	—
Robert J. Korkowski(3)	Common Stock	201,211	*
Randy S. Ronning(4)	Common Stock	107,266	*
Named Executive Officers:
Keith R. Stewart(5)	Common Stock	862,426	2.7%
Frank P. Elsenbast(6)	Common Stock	123,072	*
Nathan E. Fagre(7)	Common Stock	122,893	*
Kris M. Kulesza(8)	Common Stock	283,600	*
Jean P. Sabatier	Common Stock	52,000	*
Former Named Executive Officers:
Rene G. Aiu(9)	Common Stock	25,000	*
Terri T. Curtis		—
Glenn K. Leidahl(10)	Common Stock	5,000	*
All directors and executive officers as a group	Common Stock	2,658,834	8.03%
(12 persons)(11)
Other 5% or Greater Shareholders:
Dimensional Fund Advisors LP(12)	Common Stock	1,720,485	5.36%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
Fine Capital Partners, L.P.(13)	Common Stock	1,961,329	6.11%
Fine Capital Advisors, LLC
Debra Fine 152 West 57th Street 37th Floor New York, New York 10019
J. Carlo Cannell(14)	Common Stock	1,668,723	5.2%
Cannell Capital LLC P.O. Box 3459 240 E. Deloney Ave. Jackson, Wyoming 83001

		Number of Shares	Percent of
Name and Address	Title of Class	Beneficially Owned	Class

GE Capital Equity Investments, Inc.(15)	Common Stock	6,000,000	15.7%
201 Merrit 7	Preferred Stock	4,929,266	100.0%
Norwalk, Connecticut 06851
General Electric Capital Corporation 260 Long Ridge Road Stamford, Connecticut 06927
NBC Universal, Inc.(15)	Common Stock	6,481,681	16.8%
30 Rockefeller Plaza New York, New York 10112
Soundpost Partners, LP(16)	Common Stock	2,400,000	7.47%
405 Park Avenue, 6th Floor New York, New York 10022

*	Less than 1%

(1)	Includes options to purchase 30,000 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2009.

(2)	Includes options to purchase 615,280 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2009.

(3)	Includes options to purchase 65,000 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2009.

(4)	Includes options to purchase 30,000 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2009.

(5)	Represents shares that are owned or will vest within 60 days of April 30, 2009.

(6)	Includes options to purchase 99,808 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2009.

(7)	Includes options to purchase 115,186 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2009.

(8)	Includes options to purchase 50,000 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2009 and 56,900 shares that are indirectly owned.

(9)	Information provided is as of August 22, 2008, the date Ms. Aiu’s employment with our company terminated.

(10)	Information provided is as of August 22, 2008, the date Mr. Leidahl’s employment with our company terminated.

(11)	Includes (a) options to purchase 1,005,275 shares of common stock that are presently exercisable or will become exercisable within 60 days of April 30, 2009 granted to directors and executive officers.

(12)	Information with respect to Dimensional Fund Advisors LP is provided in reliance upon information included in a Schedule 13G filed on February 9, 2009. Dimensional Fund Advisors LP, an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over these securities that are owned by these group trusts and separate accounts. All of these securities are owned by these group trusts and separate accounts. Dimensional disclaims beneficial ownership of such securities.

(13)	Information with respect to Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine is provided in reliance upon information included in a Schedule 13D/A filed on March 9, 2009. Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine each have sole voting and dispositive power with respect to all of the shares.

(14)	Information with respect to J. Carlo Cannell is provided in reliance upon information included in a Schedule 13G filed on February 17, 2009. J. Carlo Cannell has sole voting and dispositive power with respect to all of the shares. As of December 24, 2008, Anegada Master Fund Limited, Tonga Partners, L.P. and Tonga Partners QP, L.P. owned in the aggregate 1,668,723 shares of common stock. Cannell Capital LLC acts as the investment adviser to Anegada and is the general partner of and investment adviser to the two Tonga Funds. Mr. J. Carlo Cannell is the sole managing member of Cannell Capital LLC. As a result, Mr. Cannell possesses the sole power to vote and to direct the disposition of the securities held by these funds.

(15)	Information with respect to GE Capital Equity Investments, Inc., known as GECEI, NBC Universal, Inc., General Electric Capital Corporation, known as GE Capital, General Electric Capital Services, Inc., known as GECS, General Electric Company, known as GE, and National Broadcasting Company Holdings, Inc., known as NBCHI is provided in reliance upon information included in a Schedule 13D filed on February 25, 2009. GECS, GE, and NBCHI disclaim beneficial ownership with respect to all shares of common stock and preferred stock. Common stock shown for GECEI includes 6,000,000 shares of common stock issuable upon the exercise of the 2009 Warrants. In addition, common stock shown for NBC Universal, Inc. includes 6,452,194 shares of common stock and 29,487 shares of common stock issuable upon exercise of certain warrants for which NBC has sole dispositive power. See “Certain Transactions — Strategic Alliance with GE Capital — Equity and NBC Universal.” Under certain agreements, GECEI and GE Capital (by virtue of its ownership of all of the common stock of GECEI), may be deemed to share voting power and dispositive power with respect to 6,000,000 shares of common stock and 4,929,266 shares of preferred stock. See “Certain Transactions — Strategic Alliance with GE Capital — Equity and NBC Universal” and “— Trademark License Agreement with NBC Universal.” The address of GECS is 260 Long Ridge Road, Stamford, Connecticut 06927; the address of GE is 3135 Easton Turnpike, Fairfield, Connecticut 06431; and the address of NBCHI is 30 Rockefeller Plaza, New York, New York 10112.

(16)	Information with respect to Soundpost Partners, LP is provided in reliance upon information included in a Form 13F filed on February 17, 2009. Soundpost Partners, LP has sole voting and dispositive power with respect to all of the shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are structured to align the interests of our executives, directors and shareholders. They are designed to attract, retain and motivate our management team to develop our distinctive brand and competitive advantage in the marketplace, and to provide a framework that encourages improved financial results over the long-term.

Program Objectives and Reward Philosophy

The compensation committee has adopted a comprehensive executive compensation program based on the following principles:

•	Competitive pay. The program enables ValueVision Media, Inc. to attract, retain and motivate the key executives necessary for our current and long-term success.

•	Pay for performance. Executive compensation is linked to corporate goals, as well as the attainment of strategic objectives.

•	Equity emphasis. A significant portion of executive compensation should be equity-based in order to tie executive compensation to the long-term enhancement of stockholder value.

•	Independence. The committee exercises independent judgment and approval authority with respect to the executive compensation program and the awards made under the program.

The company’s executive compensation program is structured to provide a mix of fixed and variable compensation, as well as short-term and long-term equity incentive potential. The variable compensation components of the program are designed so that our executives’ total compensation will be above the median of our competitive market when our results are above the target levels of performance established by the committee and below the median of our competitive market when our results fall below this targeted performance. This relative fluctuation in compensation value is increased by the use of long-term equity incentives so that total compensation will significantly increase or decrease in direct correlation to our stock price.

Competitive Market

The committee has structured our base salary, annual management incentive plan, and long-term equity incentive programs based on our compensation strategy and objectives. To ensure competitiveness of each of the elements of our compensation program, including base pay, short-term incentives and long-term equity incentives, the committee directs Towers Perrin, a global human resources consulting firm, to conduct an annual review of our total compensation for the named executive officers and the other officers. Towers Perrin provides the committee with relevant market data, including data from both published surveys and proxy sources, and alternatives to consider when making compensation decisions for the named executive officers and other officers.

The committee compares each element of total compensation against an established peer group as well as data from published survey sources. The peer group, which is reviewed periodically and updated by the committee, consists of publicly traded specialty retail, e-commerce, media and mail order/catalog companies. Data from published salary surveys is reviewed for comparison positions in organizations with similar revenues. Published salary surveys include Towers Perrin, Mercer and Watson Wyatt surveys as well as the Towers Perrin media/retail survey.

The companies included in our peer group for proxy pay comparison in fiscal 2008 included:

1 800 FLOWERS.COM Inc.	Finlay Enterprises Inc.	Priceline.com Inc.
Alloy Inc.	GSI Commerce Inc.	School Specialty Inc.
Amazon.com, Inc.	IAC/InterActive Corp.	The E.W. Scripps Co. (The)
Blair Corp.	Liberty Media Interactive	Systemax Inc.
Coldwater Creek Inc.	Overstock.com Inc.	Zale Corp.
eBay Inc.	PC Mall Inc.

We compete with many larger retailers for executive talent. Therefore, the committee’s philosophy is to set total compensation (base pay, short-term incentives and long-term equity incentives) for the named executive officers and other officers at market competitive levels, which we consider to be close to the median of the compensation ranges for similar roles in comparator organizations. Actual base pay levels are determined giving consideration to external market data, internal equity/value, our company’s performance, individual performance and overall affordability. Short-term incentives are designed to provide market competitive incentives for meeting challenging annual targets and greater incentives for exceeding aggressive annual targets. Long-term equity incentives are designed to compensate named executive officers and other officers providing market competitive total direct compensation and align executive performance with shareholder interests.

Compensation Consultant

Towers Perrin has been retained by and reports directly to the compensation committee; Towers Perrin also performs other advisory work from time to time for the Board and for the governance committee of the Board. Apart from its work for the Board and the compensation and governance committees, Towers Perrin does no other advisory or other work for our company. Specifically, the committee has asked Towers Perrin to regularly provide independent advice on current trends in compensation design, including overall levels of compensation, the merits of using particular forms of compensation, the relative weightings of different compensation elements, and the value of particular performance measures on which to base compensation. Within this framework, Towers Perrin has been instructed to work collaboratively with management, including our chief executive officer, our senior vice president of human resources & TV sales and other senior vice presidents to gain an understanding of our business and compensation programs to help Towers Perrin advise the committee.

Compensation Process

The compensation committee is responsible for determining the composition and value of our non-chief executive officer executive officer pay packages and for developing a recommendation for the chief executive officer’s pay package that is reviewed and approved by the Board. The committee receives assistance from two sources: (1) an independent compensation consulting firm, Towers Perrin; and (2) our human resources staff, led by our senior vice president of human resources & TV sales.

Compensation recommendations for named executive officers and other officers are made to the committee in two ways:

•	With respect to chief executive officer compensation, Towers Perrin provides an independent recommendation to the committee, in the form of a range of possible outcomes, for the committee’s consideration. In developing its recommendation, Towers Perrin relies on its understanding of our business and compensation programs and Towers Perrin’s independent research and analysis. Towers Perrin does not meet with the chief executive officer with respect to his compensation.

•	For other named executive officers and other officers, the human resources staff led by the senior vice president of human resources & TV sales works with the chief executive officer to develop recommendations to be brought before the committee. In developing these recommendations, the human resources staff presents the chief executive officer with market data on pay levels and compensation design practices provided by Towers Perrin, Mercer, and Watson Wyatt surveys as well as Towers Perrin media/retail survey. Importantly, Towers Perrin provides the committee with Towers Perrin’s independent view of the chief executive officer’s compensation recommendations.

All recommendations to the board of directors for the chief executive officer’s pay package and decisions for the non-chief executive officer pay packages are made solely by the committee.

Elements of Compensation

For fiscal 2008, the principal elements of our executive compensation program consisted of the following components:

•	Base salary

•	Short-term incentive

•	Long-term equity incentives in the form of stock options

•	Severance, including change of control severance

Compensation Mix

Our compensation strategy allows for a substantial portion of compensation to be allocated to short-term incentives and long-term equity incentives. We maintain a general range of compensation mix (i.e., percentage of pay allocated between base pay and short-term incentive and long-term equity incentive pay). To determine the appropriate mix of compensation, specific financial and business performance goals that were intended to meet shareholder expectations were identified for fiscal 2008 as more fully described below. The purpose of the plan was to focus and align the organization by communicating and rewarding the achievement of company goals. As part of rolling out the fiscal 2008 incentive plan, all officers’ incentive targets were reduced by 15% for such fiscal year in order to fund company-wide participation for all eligible employees without increasing the overall company expense for the fiscal 2008 plan.

Base Salary

•	Base salary represents 40% or less of the chief executive officer and other named executive officer’s total direct compensation for performance at target.

•	An executive officer’s base salary is based on external market data, internal equity/value, our company’s performance, individual performance and overall affordability.

Short-Term Incentive

•	Annual short-term incentive opportunity generally comprises 15-20% or less of an executive officer’s total direct compensation for performance at target; for the chief executive officer it generally comprises 25-30%.

•	The annual incentive results are reviewed by the committee with respect to the quality of the company’s performance and determine the extent to which the performance goals under the annual incentive plan have been met at the end of the fiscal year. The Committee has the ability to make discretionary adjustments to funding and individual awards.

•	For individuals to receive any payout under the annual short-term incentive program, a minimum threshold of company financial performance must be met, which is established by the compensation committee annually.

Long-Term Equity Incentive

•	Long-term equity incentive compensation presents 30-45% of the chief executive officer and other officer’s total compensation for target performance.

•	Long-term equity incentive compensation is awarded in the form of stock options.

•	Officers will generally receive a stock option grant at the time of their hire, vesting over a three year period. In addition, the company periodically (not more than annually) makes additional stock option awards to officers.

Total Direct Compensation

•	If financial performance goals are exceeded and our stock price increases, the above elements aim to deliver total direct compensation above the median of the compensation ranges for named executive officers and other officers in the comparator organizations

•	If financial performance falls below threshold levels and our stock price decreases meaningfully, the above elements will deliver significantly reduced total direct compensation relative to the median of the applicable compensation ranges for similar roles in the comparator organizations.

Fiscal 2008 Compensation Decisions

The committee approved the targeted annual cash compensation for fiscal 2008 as listed below for each of the named executive officers. The fiscal 2008 target amount is comprised of the following primary components of compensation reviewed and approved for each officer by the committee on an annual basis: base salary and the annual cash incentive award assuming achievement of target performance. In connection with the December 2007 stock option grants for officers (discussed below), the committee also determined that it would not approve any increases in base salaries for officers in fiscal 2008.

Fiscal 2008 Targeted
Name	Cash Compensation

Current Named Executive Officers
Keith Stewart	$875,000
Frank Elsenbast	$436,905
Nathan Fagre	$454,005
Kris Kulesza	$448,500
Jean Sabatier	$435,000
Former Named Executive Officers
John Buck	$525,000
Rene Aiu	$1,050,000
Glenn Leidahl	$525,000
Terry Curtis	$464,000

The fiscal 2008 target amounts differ from the amounts reflected in the Summary Compensation Table because the above table reflects targeted annual cash incentive, while the Summary Compensation Table includes actual cash incentive paid for the fiscal year. No annual cash incentives were paid with respect to fiscal 2008 since the minimum financial threshold for the 2008 annual incentive program was not attained.

Performance Measures & Objectives

For fiscal 2008, the committee selected EBITDA, as adjusted, return rate and active core customer growth (each as defined below) as the key financial and business metrics for the organization to be measured against in order to meet shareholder expectations for growth and profitability. These metrics were selected by the committee following discussions with the chief executive officer and senior management on the business plan for fiscal 2008. EBITDA, as adjusted, was given a 70% weighting, based on the importance the committee subscribed to the company focusing on a return to profitability and raising its stock price. Achieving a reduction in return rates was given a 15% weighting. Reducing the return rate was identified by the committee and senior management as a corporate objective that reflected improved customer experience in a number of ways, including product quality, accuracy and clarity in on-air and on-line product presentations, efficiency in shipping and handling, and the value as perceived by the consumer. Increasing the active core customer was given a 15% weighting by the committee, to reflect the need for a company-wide effort to attract and retain the repeat, active customers and increase overall sales.

The chief executive officer’s 2008 incentive plan was based 100% on the achievement of these three performance metrics. The other named executive officers had 75% of their 2008 incentive plan based on these three metrics (in the 70/15/15 proportion) and the remaining 25% based on various individualized departmental and functional performance goals.

For fiscal 2008, to achieve 100% payout for EBITDA, as adjusted, the company must have reached $14.2 million. To receive a minimum payout opportunity, or 50% award, the company must have achieved $12.1 million. There also was opportunity to receive two times the target payout if the company achieved $26.5 million of EBITDA, as adjusted. The 2008 incentive plan also had minimum financial performance thresholds that needed to be achieved before any payments would be made under the plan (regardless of achieving one or more of the other measures). The minimum performance thresholds were cash flow of $10 million excluding stock buyback or acquisitions and an EBITDA, as adjusted, of at least $10 million. The actual EBITDA, as adjusted, loss for fiscal 2008 was ($51.4) million and therefore there were no payments made to any of the named executive officers under the 2008 incentive plan, except for certain new hires during fiscal 2008 incentive plan, the company needed to achieve a reduction in core business return rates equivalent to a 0.8 ppt reduction in the return rate over the preceding year. The actual reduction in the core business return rate for fiscal 2008 over fiscal 2007 was equal to a 4.2 ppt reduction. Under the 2008 incentive plan, to achieve a 100% payout for the active core customer growth performance metric, the company needed to realize a 5% increase in active core customers over fiscal 2007. The actual change in active core customers for 2008 over 2007 was equal to a 10% decrease.

As used in our fiscal 2008 annual cash incentive plan, the term “EBITDA, as adjusted,” means the company’s EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to exclude certain items, such as one time gains or losses, the costs of equity-based compensation, and chief executive officer transition costs and other restructuring costs. EBITDA, as adjusted, is the earnings number reported in our press releases; a reconciliation of EBITDA, as adjusted, is included in our press releases and public filings. The committee had the discretion to exclude non-recurring items or otherwise reflect corporate developments in determining EBITDA, as adjusted, for purposes of the 2008 annual incentive plan. The term “Return Rate” means the rate, expressed as a percentage, at which customers return their purchases to our company for a refund of the purchase price (consumer electronics were not included in the Return Rate calculations for the fiscal 2008 short-term incentive plan). The term “Active Core Customers” means those customers who have made at least one purchase with our company during the preceding 12 month period

Discretionary Adjustments

The committee reviews the quality of our company’s performance and determines the extent to which performance goals under the short-term incentive plan are met at the end of each fiscal year, after completion of our company’s financial statements. The committee has the ability to adjust funding if a minimum EBITDA, as adjusted, performance of $10 million and a minimum cash flow of $10 million, excluding stock buyback or acquisitions, are achieved. In fiscal 2008 these minimums were not met, therefore no discretionary adjustments were made.

Actual Award Payments

For fiscal 2008, EBITDA, as adjusted, was ($51.4 million), resulting in no award payments under the short-term incentive plan.

Long-term Equity Incentives

We provide the named executive officers, other officers and key employees with long-term equity incentive compensation in order to tie a significant portion of each such person’s total compensation to the long-term financial results of the company and to align incentives more meaningfully with the interests of our stockholders.

The committee feels that the granting of options is a source of motivation for our employees and more closely aligns long-term employee interest with the interests of our stockholders.

For fiscal 2008, there were no grants (except for new-hire grants) made under the long-term equity incentive compensation program for named executive officers and other officers In December 2007, stock option grants were made to officers and certain key employees for retention and incentive purposes during the transition period between chief executive officers following the departure of Mr. Lansing. These grants were designed to be larger than annual stock option grant target levels in order to provide strong retention incentives, and the officers and key employees receiving the grants were told that they would not be eligible for additional stock option grants during fiscal 2008 or the first portion of 2009. New officers who were hired during fiscal 2008 received stock options as part of their hire package.

Stock Options

Stock options directly link a portion of each officer’s compensation to stock price appreciation. Each executive officer’s stock option grant is established by the committee as described above with respect to awards of total long-term equity incentives. Stock options generally have a “grant date” that is the same date as the date of committee or Board approval and have an exercise price equal to the fair market value on the grant date or, in some cases, equal to a higher stock price. In addition, the standard is for stock options to have a ten-year exercise term and vest 33% on each of the next three year anniversaries of the date of grant, with limited exceptions, subject to the following post-termination and change of control provisions:

Event	Award Vesting	Exercise Term

Death, Disability, Retirement, or Termination	None	1 year
Change of Control	Accelerated	90 days

Retirement Benefits

We provide a qualified defined contribution plan, our 401(k) plan, for all eligible employees including the named executive officers and other officers. Participants can defer up to 100% of their eligible compensation on a pre-tax basis up to the applicable Internal Revenue Service limits. In fiscal 2008 we provided a match equal to 50% of the first 6% of pay that was contributed to the plan up to Internal Revenue Service compensation limits. This match was discontinued for fiscal 2009. All company matching contributions vest 20% per year of vesting service and a participant is fully vested after five years.

We do not provide a defined benefit plan.

Perquisites

In the beginning of fiscal 2008, Frank Elsenbast and Nathan Fagre received an auto allowance as noted in the Summary Compensation Table. This allowance was discontinued in March 2008. As a result of reviewing our compensation strategy, we no longer provide auto allowances as perquisites to our named executive officers and other officers.

Compensation of New Executive Officers Hired in Fiscal 2008

On October 25, 2007, at the request of our board of directors, William Lansing stepped down as our chief executive officer and as a member of the board of directors. The Board appointed John Buck to serve as our interim chief executive officer at this time. Mr. Buck continued to serve as the chairman of the board of directors as well.

Several new executive officers were hired in early fiscal 2008, including the president and chief executive officer, Rene Aiu, who joined our company as chief executive officer on March 3, 2008. On March 4, 2008, Ms. Aiu also was appointed to the board of directors. On April 1, 2008, we announced the addition of three senior officers, Glenn Leidahl, as chief operating officer, Terry Curtis, as senior vice president — customer analytics and sales planning and John Gunder, as senior vice president — media and on-air sales. All three senior officers reported directly to the chief executive officer.

On August 22, 2008, we announced the departure of Rene Aiu, Glenn Leidahl, Terry Curtis, and John Gunder. The Board appointed John D. Buck to serve as chief executive officer replacing Rene Aiu. The Board also appointed Keith R. Stewart as president and chief operating officer of our company at this time.

On January 26, 2009, John Buck voluntarily resigned as chief executive officer and the Board appointed Keith Stewart as president and chief executive officer. In connection with this promotion Mr. Stewart relinquished the title of chief operating officer. Mr. Buck continued to serve as the chairman of our board of directors.

Rene Aiu

Ms. Aiu’s compensation consisted of base salary, short-term incentives and long-term equity incentives as well as eligibility for severance under certain circumstances of 24 months base salary plus 24 months of annual target incentive opportunity, as stated in her offer letter and non-competition agreement which was disclosed in a current report on Form 8-K on March 3, 2008. As part of her compensation package, Ms. Aiu received an annualized base salary of $600,000 and a target annual incentive opportunity of 75% of her base salary, with the opportunity to achieve up to 150% of her base salary if our company’s financial performance met or exceeded the maximum award level goals. However, during fiscal 2008, Ms. Aiu recommended and implemented a 15% reduction in annual incentive targets for officers, including herself. Her incentive in our annual management incentive plan also was prorated in fiscal 2008 based on her hire date.

Ms. Aiu’s long-term equity incentives included an option to purchase 750,000 shares of our common stock at a price per share equal to $5.19, the closing price of our common stock of March 3, 2008. These options were to vest in 1/3 increments upon each anniversary of her employment start date and expire ten years from the date of grant.

In addition to our company’s standard relocation package, we provided Ms. Aiu with an additional payment of $50,000 net after applicable taxes for the purpose of covering additional transitional expenses.

Ms. Aiu was dismissed by the board of directors from her positions as an officer and director at the company on August 22, 2008. On November 21, 2008, a lawsuit against our company was filed by Ms. Aiu. Her claims include money damages for breach of contract for nonpayment of severance equal to two years of salary and of targeted incentive compensation, fraud and misrepresentation, and violation of certain Minnesota statutes. We filed a response on November 25, 2008, denying Ms. Aiu’s claims. Discovery has commenced and the Court has set trial to commence in 2010. We believe that Ms. Aiu was properly dismissed for “cause” as defined in her employment agreement, intend to defend the suit vigorously and at this time cannot estimate a dollar amount of liability, if any.

The preceding description of Ms. Aiu’s compensation is only a summary.

Glenn Leidahl

Mr. Leidahl’s compensation consisted of base salary, short and long-term incentives as well as eligibility for severance under certain circumstances of 12 months base salary plus 12 months of subsidized COBRA, as stated in his offer letter and disclosed in a current report on Form 8-K on April 4, 2008. As part of his compensation package, Mr. Leidahl received an annualized base salary of $350,000, a signing bonus of $50,000, and a target annual incentive opportunity of 50% of his base salary, with the opportunity to achieve up to 100% of his base salary if our company’s financial performance met or exceeded the maximum award level goals. However, his fiscal 2008 annual incentive target was reduced by 15%. His incentive in our annual management incentive plan also was prorated in fiscal 2008 based on his hire date. A portion of his fiscal 2008 incentive payment was guaranteed at a minimum value of $80,000 with $80,000 paid upon hire. The fiscal 2008 balance payable following the end of the fiscal year would have been the actual incentive earned less $80,000.

Mr. Leidahl’s long-term incentives included an option to purchase 225,000 shares of our common stock at a price per share equal to $5.74, the closing price of our common stock of April 1, 2008. This option was to vest in 1/3 increments upon each anniversary of his employment start date and expire ten years from the date of grant.

Following Mr. Leidahl’s termination from employment with the company on August 22, 2008, he received severance pay in the amount of $262,500 in connection with a settlement and release of claims with the company.

The preceding description of Mr. Leidahl’s compensation is only a summary.

Terry Curtis

Mr. Curtis’ compensation consisted of base salary, short-term incentives and long-term equity incentives as well as eligibility for severance under certain circumstances of 12 months base salary plus 12 months of subsidized COBRA as stated in his offer letter. As part of his compensation package, Mr. Curtis received an annualized base salary of $320,000 and a target annual incentive opportunity of 45% of his base salary with the opportunity to achieve up to 90% of his base salary if our company’s financial performance met or exceeded the maximum award level goals. However, his fiscal 2008 annual incentive target was reduced by 15%. His incentive in our annual management incentive plan also was prorated in fiscal 2008 based on his hire date. A portion of his fiscal 2008 incentive payment was guaranteed at a minimum value of $70,000 with $70,000 paid upon hire. The fiscal 2008 balance payable following the end of the fiscal year would have been the actual incentive earned less $70,000.

Mr. Curtis’ long-term equity incentives included an option to purchase 150,000 shares of our common stock at a price per share equal to $5.74, the closing price of our common stock of April 1, 2008. This option was to vest in 1/3 increments upon each anniversary of his employment start date and expire ten years from the date of grant.

Following Mr. Curtis’ termination on August 22, 2008 he received severance pay in the amount of $240,000 in connection with a settlement and release of claims with the company.

The preceding description of Mr. Curtis’ compensation is only a summary.

Keith Stewart

Mr. Stewart’s compensation as president and chief operating officer consisted of base salary, short-term incentives and long-term equity incentives as well as eligibility for severance as stated in his employment agreement and disclosed in a current report on Form 8-K on August 29, 2008. As part of his compensation package, Mr. Stewart requested of the committee that his salary be paid in the form of restricted stock. The committee approved his request and Mr. Stewart received an annualized base salary of $500,000 in the form of shares of restricted stock (valued at the current market price of the common stock on August 29, 2008) of the company and a target annual incentive opportunity of 75% of his base salary, with the opportunity to achieve up to 150% of his base salary if our company’s financial performance met or exceeded the maximum award level goals. His incentive in our annual management incentive plan also was prorated in fiscal 2008 based on his hire date, with a guaranteed minimum 2008 annual incentive equal to $250,000. Mr. Stewart had also requested, on August 29, 2008, that this guaranteed portion of his 2008 annual incentive be paid in the form of restricted stock (valued at the current market price on such date) and the committee also approved this request.

Mr. Stewart’s long-term equity incentives included options to purchase 500,000 shares of our common stock on the following terms: (i) an option to purchase 250,000 shares at an exercise price per share equal to $2.30, the closing price of our common stock on August 27, 2008, the date the option was granted; (ii) an option to purchase 125,000 shares at an exercise price per share equal to $6.00; and (iii) an option to purchase 125,000 shares at an exercise price per share equal to $7.00. These options will vest in 1/4 increments upon each anniversary of the date of grant and expire ten years from the date of grant

Mr. Stewart was eligible for the standard relocation package offered to senior executives upon his hire date.

Mr. Stewart’s compensation as president and chief executive officer consists of base salary, short-term incentives and long-term equity incentives as well as eligibility for severance as stated in his offer letter and disclosed in a current report on Form 8-K/A on March 19, 2009. As part of his compensation package, Mr. Stewart received an annualized base salary of $650,000. Under the terms of the prior agreement, Mr. Stewart’s base salary in the annualized amount of $500,000 was paid through August 27, 2009 through a grant of 217,391 shares of restricted stock. Effective as of his commencement date as president and chief executive officer and through August 27, 2009, (i) a portion of Mr. Stewart’s base salary at an annualized level of $500,000 will continue to be paid through a prior grant of 217,391 shares of restricted stock which will fully vest on August 27, 2009, and (ii) the remainder of the base salary at an annualized level of $150,000 will be paid in cash. Beginning on August 28, 2009 his base salary will be paid in cash. Mr. Stewart also has a target annual incentive opportunity of 75% of his base salary, with the opportunity to achieve up to 150% of his base salary if our company’s financial performance meets or exceeds the maximum award level goals.

Mr. Stewart’s long-term equity incentives under the new employment agreement include a future stock option grant for 500,000 stock options, to be granted at such time as the company makes a general grant of stock options to its officers in fiscal 2009.

In the event Mr. Stewart’s employment is terminated without cause or he resigns from employment for good reason within the first year of employment, whether or not pursuant to a change of control, he is eligible to receive 12 months of his base salary at the time of termination plus 12 months of medical coverage under COBRA. In the event of termination without cause or resignation for good reason on or after August 27, 2009, whether or not pursuant to a change of control, in addition to the payments described above, we shall pay or make available to Mr. Stewart one year of his target bonus opportunity amount for the fiscal year in which the removal or resignation occurs. Mr. Stewart is eligible for two years of base salary in a change of control severance situation. Any tax liability imposed upon or incurred including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code shall be Mr. Stewart’s responsibility. All transition and severance pay or benefits are conditional upon his execution of an effective agreement that complies with applicable laws in which he releases our company and all related parties from any and all claims against them.

The preceding description of Mr. Stewart’s compensation is only a summary.

John Buck

Following William Lansing’s departure from the company, Mr. Buck’s compensation as interim chief executive officer consisted of base salary as disclosed in a current report on Form 8-K on November 23, 2007. Mr. Buck requested of the committee that at the beginning of each month he could elect to have his salary paid in cash or in the form of restricted stock. The committee approved his request and Mr. Buck elected to receive compensation for the initial period of October 25, 2007 through November 30, 2007 in the form of restricted stock, with the number of shares received calculated on the basis of the closing price of our company’s common stock on November 16, 2007. On December 18, 2007 our board of directors approved a modification to this compensation package whereby Mr. Buck would receive a grant of 8,500 shares of restricted stock for each month of service. This modification was disclosed in a current report on Form 8-K filed on December 26, 2007.

Mr. Buck’s compensation as chief executive officer following Rene Aiu’s departure consisted of base salary, short-term incentives and long-term equity incentives as well as eligibility for severance as stated in his offer letter and disclosed in a current report on Form 8-K on August 28, 2008. As part of his compensation package, Mr. Buck received an annualized base salary of $300,000. Mr. Buck also had a target annual incentive opportunity of 75% of his base salary, with the opportunity to achieve up to 150% of his base salary if our company’s financial performance met or exceeded the maximum award level goals. His incentive in our annual management incentive plan also was prorated in fiscal 2008 based on his hire date.

Mr. Buck’s long-term equity incentives included options to purchase 1,000,000 shares of our common stock as follows: (i) an option to purchase 500,000 shares at an exercise price per share equal to $2.36 (the closing price of our common stock on his start date); (ii) an option to purchase 250,000 shares at an exercise price per share equal to $6.00; (iii) an option to purchase 250,000 shares at an exercise price per share equal to $7.00. These options vested 50% on the appointment of Keith Stewart as the company’s chief executive officer on January 26, 2009.

The preceding description of Mr. Buck’s compensation is only a summary.

Kris Kulesza

Ms. Kulesza’s compensation as senior vice president, merchandising consists of base salary, short-term incentives and long-term equity incentives as well as eligibility for severance as stated in her offer letter. As part of her compensation package in fiscal 2008, Ms. Kulesza received an annualized base salary of $325,000 and a target annual incentive opportunity of 38% of her base salary, with the opportunity to achieve up to 72% of her base salary if our company’s financial performance met or exceeded the maximum award level goals. Her incentive in our annual management incentive plan also was prorated in fiscal 2008 based on her hire date. A portion of her fiscal 2008 incentive payment was guaranteed at $50,000 and paid upon hire. The fiscal 2008 balance payable following the end of the fiscal year would have been the actual incentive earned less $50,000.

Ms. Kulesza’s long-term equity incentives included options to purchase 150,000 shares of our common stock at a price per share equal to the closing price of our common stock as of her hire date. These options are to vest in 1/3 increments upon each anniversary of her employment start date and expire ten years from the date of grant.

Ms. Kulesza was eligible for the standard relocation package offered to senior executives upon her hire date.

In the event Ms. Kulesza’s employment is terminated without cause or she resigns from employment for good reason, she is eligible to receive the greater of (a) the severance pay and other transition benefits as defined in our severance guidelines in effect at the time of her termination or (b) 12 months of her base salary at the time of termination plus 12 months of medical coverage under COBRA. Ms. Kulesza is eligible for one year of base salary in a change of control severance situation. Any tax liability imposed upon or incurred including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code shall be Ms. Kulesza’s responsibility. All transition and severance pay or benefits are conditional upon her execution of an effective agreement that complies with applicable laws in which she releases our company and all related parties from any and all claims against them.

The preceding description of Ms. Kulesza’s compensation is only a summary.

Jean Sabatier

Mr. Sabatier’s compensation as senior vice president, sales, product planning, & programming consists of base salary, short-term incentives and long-term equity incentives as well as eligibility for severance as stated in his offer letter. As part of his compensation package in fiscal 2008, Mr. Sabatier received an annualized base salary of $300,000 and a target annual incentive opportunity of 45% of his base salary, with the opportunity to achieve greater percentages of his base salary if our company’s financial performance met or exceeded the maximum award level goals. His incentive in our annual management incentive plan was also prorated in fiscal 2008 based on his hire date.

Mr. Sabatier’s long-term equity incentives included an option to purchase 100,000 shares of our common stock at a price per share equal to the closing price of our common stock as of his hire date. These options are to vest in 1/3 increments upon each anniversary of his employment start date and expire ten years from the date of grant.

Mr. Sabatier was eligible for the standard relocation package offered to senior executives upon his hire date.

In the event Mr. Sabatier’s employment is terminated during the first year for reasons other than cause, he is eligible to receive 12 months of his base salary at the time of termination plus 12 months of medical coverage under COBRA. Mr. Sabatier is eligible for one year of base salary in a change of control severance situation. Any tax liability imposed upon or incurred including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code shall be Mr. Sabatier’s responsibility. All transition and severance pay or benefits are conditional upon his execution of an effective agreement that complies with applicable laws in which he releases our company and all related parties from any and all claims against them.

The preceding description of Mr. Sabatier’s compensation is only a summary.

Accounting and Tax Considerations

Our general approach to the design of compensation programs and practices is to seek to meet the standards of Internal Revenue Code sections 162(m) and 409A in order to receive the most favorable tax treatment for our company for expenses relating to executive compensation. Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation over $1 million paid to our chief executive officer or any of the four other most highly compensated officers (subject to certain exceptions). The existing management incentive plan, approved by the shareholders at the 2008 annual meeting, is consistent with Section 162(m). The board of directors and the compensation committee intend that any grants of options or performance units under the omnibus stock plans and awards made under the management incentive plan meet the requirements of Section 162(m). The committee believes, however, that in order to retain the flexibility to compensate its named executive officers and other officers in a competitive environment in accordance with the principles discussed above, it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. The committee will continue to consider future opportunities for compliance with Section 162(m) that it feels are in the best interests of our company and its shareholders. With respect to compliance with Section 409A of the Internal Revenue Code, while we do not maintain a deferred compensation plan, we currently structure our compensation programs and practices to comply with Section 409A and we plan to make any amendments as necessary.

Fiscal 2009

At their February 2009 meeting, the compensation committee approved the fiscal 2009 short-term incentive plan. In order for the plan to pay out for fiscal 2009, positive EBITDA needs to be achieved.

Named executive officers have their 2009 short-term incentive plan based on certain company performance incentive measures, of which 60% is EBITDA, as adjusted, 20% is net working capital and 20% is strategic customer advantage. These performance elements and proportional weightings were selected by the committee after consideration of the key financial and business objectives for our company in 2009. The primary emphasis on EBITDA, as adjusted, reflects the importance in meeting shareholder expectations of improved financial performance in 2009; the weighting level for net working capital was selected by the committee in light of the importance of monitoring the working capital level while we are executing our turnaround strategy in 2009. The weighting level for strategic customer advantage was selected to emphasize the 2009 business objective of reducing our transactional costs per order, which is viewed as a measure of our overall ability to provide high quality and efficient customer service.

In fiscal 2009 the award payout remains at 50% for achieving the minimum level of performance and 100% at target. There is also an opportunity to receive two times the target payout at maximum performance. The annual incentive results are reviewed by the committee regarding the quality of the company’s performance and determine the extent to which the performance goals under the annual incentive plan are met at the end of the fiscal year. The committee has the ability to make discretionary adjustments to funding and individual awards, so long as the minimum threshold for financial performance is met for the year.

Establishment of Stock Ownership Guidelines for Officers and Directors

Our board established stock ownership guidelines for the company’s officers and members of the board of directors in April 2009. We previously did not have any ownership guidelines. These initial guidelines were established for the 2009 fiscal year, with the expectation that they would be reviewed in April 2010. Under the new guidelines, each company officer is expected to commit funds equal to ten percent (10%) of such officer’s fiscal 2009 base salary towards the open-market purchase of company common stock over the course of the year. Similarly, each director is expected to commit funds equal to ten percent (10%) of such director’s fiscal 2009 annual cash retainer towards the open-market purchase of company common stock over the course of the year. These ownership targets are to be accomplished by April 10, 2010. The compensation committee and the board will review regularly each officer’s and director’s progress towards the achievement of such guidelines during the course of the year.

Compensation Committee Report

The compensation committee of our board of directors has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Human Resources and
Compensation Committee

Randy S. Ronning (Chair)
Joseph F. Berardino
Robert J. Korkowski

Summary Compensation Table

The following table shows, for each of our named executive officers for fiscal 2008, 2007 and 2006 (if applicable), information concerning compensation earned for services in all capacities during fiscal 2008, 2007 and/or 2006. When setting total compensation for each of the named executive officers, the compensation committee reviews tally sheets that show the named executive officer’s current compensation, including equity and non-equity based compensation. The review of tally sheets by compensation committee members is used principally to inform their general perspective as to what our named executive officers actually received for compensation in the past several years, as compared with the compensation opportunity established by the compensation committee. The tally sheets, in the view of the committee, provide a view of total potential compensation to provide a context for the committee’s decisions about elements of compensation being considered. The committee’s use of tally sheets supplements information concerning competitive compensation practices and market trends and provides additional data points for decision making.

				Stock	Option	Non-Equity	All Other
		Salary	Bonus	Awards	Awards	Incentive Plan	Compensation		Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	Compensation ($)(4)	($)		($)

Keith Stewart	2008	—	—	386,905	42,367	—	324,081	(5)	753,353
President and Chief	2007	—	—	—	—	—	—		—
Executive Officer	2006	—	—	—	—	—	—		—
Frank Elsenbast	2008	317,377	—	—	162,910	—	11,365	(6)	491,652
Senior Vice President and	2007	294,231	—	—	27,152	183,225	14,903	(6)	519,511
Chief Financial Officer	2006	269,231	—	—	21,079	126,179	13,272	(6)	429,761
Nathan Fagre	2008	329,839	—	—	248,164	—	8,265	(6)	586,268
Senior Vice President,	2007	309,231	—	—	139,558	202,071	13,816	(6)	664,676
General Counsel and Secretary	2006	296,769	—	—	9,820	126,179	12,528	(6)	445,296
Kris Kulesza	2008	212,500	—	—	57,132	—	103,152	(7)	372,784
Senior Vice President —	2007	—	—	—	—	—	—		—
Merchandising	2006	—	—	—	—	—	—		—
Jean Sabatier	2008	69,231	—	—	2,485	—	34,609	(8)	106,325
Senior Vice President	2007	—	—	—	—	—	—		—
— Sales, Product	2006	—	—	—	—	—	—		—
Planning & Programming
Former Named Executive Officers
John Buck	2008	325,897	—	267,813	146,287	—	258,481	(9)	998,478	(10)
Chief Executive Officer	2007	139,057	—	66,071	98,200	—	—		303,328	(11)
	2006	—	—	—	—	—	—		—
Rene Aiu(12)	2008	288,462	—	—	256,412	—	337,034	(13)	881,908
Former Chief Executive	2007	—	—	—	—	—	—		—
Officer	2006	—	—	—	—	—	—		—
Glenn Leidahl(14)	2008	119,808	—	—	71,134	—	355,487	(15)	596,429
Former Chief Operating	2007	—	—	—	—	—	—		—
Officer	2006	—	—	—	—	—	—		—
Terry Curtis(16)	2008	138,425	—	—	47,423	—	467,719	(17)	653,567
Former Senior Vice	2007	—	—	—	—	—	—		—
President — Sales, Product	2006	—	—	—	—	—	—		—
Planning & Programming

(1)	Represents base salary paid during fiscal 2006, fiscal 2007 and/or fiscal 2008.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by our company in fiscal 2007 and/or 2008 for stock awards as determined pursuant to FAS 123R.

(3)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by the company in fiscal 2006, 2007 and/or 2008 for option awards as determined pursuant to FAS 123R. These compensation costs reflect certain option awards granted in and prior to fiscal 2006, 2007 and 2008. The assumptions used to calculate the value of option awards are set forth under Note 9, Shareholders Equity and Redeemable Preferred Stock — Stock-Based Compensation, of the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on April 16, 2009, for fiscal 2007 filed with the SEC on April 29, 2008, and for fiscal 2006 filed with the SEC on April 17, 2007.

(4)	For fiscal 2006, amounts represent performance-based compensation paid for performance through the annual management incentive plan. For fiscal 2007, amounts represent the performance-based compensation paid for performance through the long-term incentive plan (LTIP) covering fiscal years 2006-2007. No performance-based compensation was paid through the annual management incentive plan for fiscal 2007. There is no similar plan in place for fiscal 2008 or 2009.

(5)	Represents $74,081 in relocation expenses and a signing bonus in the amount of $250,000.

(6)	Represents receipt of an auto allowance of $6,600 per year in fiscal 2006 and 2007, and $1,015 in fiscal 2008. Unless otherwise noted, named executive officers were eligible for an annual auto allowance in fiscal 2006 & 2007. This auto allowance was discontinued during fiscal 2008. The amount also represents a company match in the 401(k) plan equal to 50% for the first 6% of eligible compensation deferred, up to IRS compensation limits: $10,350, $8,303 and $6,672 for Mr. Elsenbast in fiscal 2008, 2007 and 2006 respectively and $7,250, $7,216 and $5,928 for Mr. Fagre in fiscal 2008, 2007 and 2006 respectively.

(7)	Represents $35,777 in relocation expenses, $61,750 incentive payment paid upon hire and a company match in the 401(k) plan ($5,625) equal to 50% for the first 6% of eligible compensation deferred, up to IRS compensation limits.

(8)	Represents $33,571 in relocation expenses and a company match in the 401(k) plan ($1,038) equal to 50% for the first 6% of eligible compensation deferred, up to IRS compensation limits.

(9)	Represents $5,712 for a special recognition award, a bonus for special board service in the amount of $250,000 and a company match in the 401(k) plan ($2,769) equal to 50% for the first 6% of eligible compensation deferred, up to IRS compensation limits.

(10)	Includes $287,371 in fees, stock and option awards earned for service on our board of directors: see the directors’ compensation table for detailed information.

(11)	Includes $290,784 in fees, stock and option awards earned for service on our board of directors as follows: $61,500 annual board retainer, $40,500 for serving as chairman of the board of directors, $12,000 for serving as chairman of the compensation committee, $25,057 as the fiscal 2007 portion for service on the search committee of the board, $53,527 in stock awards and $98,200 in option awards.

(12)	On August 22, 2008, our board of directors terminated Ms. Aiu’s employment with the company.

(13)	Represents $159,780 in relocation expenses, a $150,000 incentive paid upon hire, $23,100 of accrued vacation, paid out upon termination of employment on August 22, 2008 per company policy and a company match in the 401(k) plan ($4,154) equal to 50% for the first 6% of eligible compensation deferred, up to IRS compensation limits.

(14)	On August 22, 2008 Mr. Leidahl departed as our chief operating officer.

(15)	Represents an $80,000 incentive payment paid upon hire, $262,500 in severance pay as a result of termination of employment on August 22, 2008, $11,402 of accrued vacation, paid out upon termination per company policy, and a company match in the 401(k) plan ($1,585) equal to 50% for the first 6% of eligible compensation deferred, up to IRS compensation limits.

(16)	On August 22, 2008 Mr. Curtis departed as our senior vice president of sales, product planning & programming.

(17)	Represents $154,997 in relocation expenses, a $70,000 incentive payment paid upon hire, $240,000 in severance pay as a result of termination of employment on August 22, 2008, and a company match in the 401(k) plan ($2,722) equal to 50% for the first 6% of eligible compensation deferred, up to IRS compensation limits.

Grants of Plan-Based Awards in Fiscal 2008

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during fiscal 2008. During fiscal 2008 all option grants were upon hire and stock awards were in lieu of cash salary and/or bonus payment.

						All Other		All Other
						Stock		Option
						Awards:		Awards:
						Number of		Number of		Exercise or
			Estimated Future Payouts Under Non-			Shares of		Securities		Base Price of	Grant Date Fair
			Equity Incentive Plan Awards(1)			Stock or		Underlying		Stock or	Value of
	Date of	Grant	Threshold	Target	Maximum	Units		Options		Option Awards	Stock or Option
Name	Action	Date	($)	($)	($)	(#)(3)		(#)(3)		($/SH)	Awards ($)

John Buck	2/29/2008	2/29/2008	112,000	225,000	450,000	8,500	(2)	—		$5.26	44,710	(3)
	3/3/2009	3/3/2009				823	(2)	—		$5.19	4,271	(3)
	8/25/2008	8/25/2008						500,000	(4)	$2.36	610,000	(5)
	8/25/2008	8/25/2008						250,000	(4)	$6.00	160,000	(5)
	8/25/2008	8/25/2008						250,000	(4)	$7.00	140,000	(5)
Kris Kulesza	6/3/2008	6/3/2008	61,750	123,500	234,000			150,000	(6)	$4.14	285,660	(5)
Keith Stewart	8/27/2008	8/27/2008	187,500	375,000	750,000	217,391	(7)			$2.30	500,000	(3)
	8/27/2008	8/27/2008				108,696	(8)			$2.30	250,000	(3)
	8/27/2008	8/27/2008						250,000	(9)	$2.30	302,500	(5)
	8/27/2008	8/27/2008						125,000	(9)	$6.00	80,000	(5)
	8/27/2008	8/27/2008						125,000	(9)	$7.00	70,000	(5)
Jean Sabatier	11/3/2008	11/3/2008	67,500	135,000	270,000			100,000	(6)	$0.60	33,127	(3)
Former Executive Officers (all grants forfeited)
Rene Aiu	3/3/2008	3/3/2008	225,000	450,000	900,000			750,000	(10)	$5.19	1,709,414	(11)
Glenn Leidahl	4/1/2008	4/1/2008	87,500	175,000	350,000			225,000	(10)	$5.74	569,250	(11)
Terry Curtis	4/1/2008	4/1/2008	72,000	144,000	288,000			150,000	(10)	$5.74	379,500	(11)

(1)	Reflects possible payouts under awards made to our executive officers under our annual management incentive plan. Payment of these awards was contingent upon our company achieving its sales and EBITDA, as adjusted, targets for fiscal 2008. No payment was made under our annual management incentive plan for fiscal 2008.

(2)	Restricted stock grants represent compensation received for serving as the company’s interim principal executive officer from February 3, 2008 through March 3, 2008. The restricted stock shares vested 100% upon hire of new president and chief executive officer on March 3, 2008.

(3)	Amounts shown equal the number of shares granted at the fair value on date of grant.

(4)	50% of these executive stock option grants vested on January 27, 2009, upon the appointment of Keith Stewart as chief executive officer. The remaining 50% of the options vest equally each month from September 2009 through August 2011 and expire on August 25, 2018.

(5)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, amounts shown are the total compensation costs to be recognized by our company over the option’s vesting period as determined pursuant to FAS 123R. These compensation costs reflect option awards granted in fiscal 2008. The assumptions used to calculate the value of option awards are set forth under Note 9, Shareholders Equity and Redeemable Preferred Stock — Stock-Based Compensation of the notes to consolidated financial statements included in our Annual Report on form 10-K for fiscal 2008 filed with the Securities and Exchange Commission on April 16, 2009.

(6)	Stock option grants vest in equal installments over a three year period beginning on the first anniversary date of grant.

(7)	Restricted stock granted in consideration of base year salary for the first year of executive’s employment. Shares vest equally over twelve months.

(8)	Restricted stock granted in consideration of executive’s minimum incentive bonus for fiscal 2008. Shares vested on April 1, 2009.

(9)	Amounts shown equal the number of shares granted at the fair value on date of grant.

(10)	Grant was unvested as of the date of termination on August 22, 2008.

(11)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, amounts shown are the total compensation costs that would have been recognized by our company over the option’s vesting period as determined pursuant to FAS 123R (see note 5 above). Grant was forfeited upon the executive’s termination for cause on August 22, 2008.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at the end of fiscal 2008.

Stock Awards
Equity
				Equity	Incentive
				Incentive	Plan
				Plan	Awards:
				Awards:	Market
				Number of	Value of
			Market Value	Unearned	Unearned
		Number of	of Shares	Shares,	Shares,
		Shares or	or Units	Units or	Units or
		Units of Stock	of Stock	Other Rights	Other Rights
		That Have	That Have	That Have	That Have
		Not Vested	Not Vested	Not Vested	Not Vested
Name	Grant Date	(#)	($)	(#)	($)

Keith Stewart	8/27/2008	235,507	56,522	—	—

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option
		Option	Options		Exercise
		(#)	(#)		Price	Option
Name	Grant Date	Exercisable	Unexercisable		($/Share)	Expiration Date

John Buck	8/25/2008	250,000	250,000	(1)	$2.36	8/25/2018
		125,000	125,000	(1)	$6.00	8/25/2018
		125,000	125,000	(1)	$7.00	8/25/2018
Keith Stewart	8/27/2008		250,000	(2)	$2.30	8/25/2018
	8/27/2008		125,000	(2)	$6.00	8/25/2018
	8/27/2008		125,000	(2)	$7.00	8/25/2018
Frank Elsenbast	5/23/2001	1,167			$20.55	5/23/2009(6)
	4/16/2002	3,334			$19.90	4/16/2009,2010(6)
	11/25/2002	3,060			$14.77	11/25/2009,2010(6)
	5/9/2003	2,800			$12.35	5/9/2009
	11/17/2003	25,000			$15.73	11/17/2009,2010,2011(6)
	7/1/2004	4,950			$13.02	7/1/2014
	8/12/2004	25,000			$10.54	8/12/2014
	1/7/2005	25,000			$13.12	1/7/2015
	3/2/2005	10,664			$12.82	3/2/2015
	12/13/2007	—	250,000	(3)	$6.48	12/13/2017
Nathan Fagre	11/25/2002	24,694			$14.77	11/25/2009 ,2010(6)
	5/9/2003	14,000			$12.35	5/9/2009
	7/1/2004	16,500			$13.02	7/1/2014
	3/2/2005	26,660			$12.82	3/2/2015
	12/21/2006	33,333	66,667	(4)	$12.70	12/21/2016
	12/13/2007	—	200,000	(3)	$6.48	12/13/2017
Kris Kulesza	6/3/2008	50,000	100,000	(5)	$4.14	6/3/2018
Jean Sabatier	11/3/2008		100,000	(5)	$0.60	11/3/2018

(1)	Stock option grants become exercisable in 24 equal monthly installments beginning September 25, 2009. Options expire 10 years from date of grant.

(2)	Stock option grants become exercisable in four equal installments beginning on August 25, 2009. Options expire 10 years from date of grant.

(3)	Stock option grants become exercisable over a four year period, with half of the grant vesting on December 13, 2009 and the remaining half vesting on December 13, 2011. Options expire 10 years from date of grant.

(4)	Stock option grant becomes exercisable in three equal installments beginning on December 21, 2008. Options expire 10 years from date of grant.

(5)	Options vest in three equal installments beginning on the first anniversary of the date of grant. Options expire 10 years from date of grant.

(6)	Options vested in three equal installments beginning on the first anniversary of the date of grant. The expiration date of each vesting segment for these options expires five years after the vesting date.

Option Exercises and Stock Vested

There were no stock options that were exercised by our named executive officers during fiscal 2008. The following table sets forth information regarding vesting of equity awards held by our named executive officers during fiscal 2008:

Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting ($)	on Vesting ($)

Current named executive officers
Keith Stewart	90,580	75,906
Frank Elsenbast	—	—
Nathan Fagre	—	—
Kris Kulesza	—	—
Jean Sabatier	—	—
Former named executive officers
John Buck	36,742	190,691
Rene Aiu	—	—
Terry Curtis	—	—
Glenn Leidahl	—	—

Pension Benefits

We currently do not provide any pension benefits to our named executive officers and other officers.

Nonqualified Deferred Compensation

We currently do not provide any nonqualified deferred compensation plans to our named executive officers and other officers.

Severance Agreements and Severance Guidelines (non-change of control)

Our employment agreement with our chief executive officer, Keith Stewart, provides for severance payments in the event of his termination of employment under certain circumstances, as outlined in the summary of his employment agreement above. In addition, our senior vice president — merchandising, Kris Kulesza, and our senior vice president — sales, product planning and programming, Jean Sabatier, also have the right to receive severance payments under certain circumstances, also as outlined in their employment agreements summarized above.

Except in certain instances involving new hires, as a general policy, the company does not enter into severance agreements with its officers or other key employees except with respect to change of control situations as discussed below. Instead, the company has severance pay guidelines for employees that are established at the direction of the compensation committee and may be modified or terminated at the committee’s discretion. Receipt of severance pay (absent the change of control case noted below) is not a right or entitlement of any officer or employee unless it is specified in an employment agreement or offer letter.

Potential Severance Payments upon Termination following a Change of Control

We have entered into change of control severance agreements for the named executive officers and other officers at the company. Keith Stewart, Frank Elsenbast and Nathan Fagre are eligible for two years of base salary severance pay if they are terminated without “cause” or resign for “good reason” within 12 months following a change of control. Kris Kulesza, Jean Sabatier and all other officers are eligible for one year of base salary severance pay if they are terminated without “cause” or resign for “good reason” within 12 months following a change of control. . These change of control severance agreements were entered into on December 15, 2008 and have a term of one year, i.e., they are effective until December 15, 2009. In addition to the base salary severance pay, the officer will also be eligible to receive continued group medical and dental insurance for the applicable time period.

Any such severance payments pursuant to the change of control severance agreements will be reduced dollar-for-dollar by any other severance payment the officer is entitled to receive from the company in connection with the termination of his or her employment. In order to receive the severance, the officer must sign a release of claims in favor of the company and be in compliance with the terms of the change of control severance agreement.

The term “cause” as used in the severance agreements means (i) a material act or act of fraud which results in or is intended to result in the officer’s personal enrichment at the expense of the company; (ii) public conduct by the officer materially detrimental to the reputation of company; (iii) material violation by the officer of any written company policy, regulation or practice; (iv) the officer’s failure to adequately perform the duties of the officer’s position to the detriment of the company; (v) commission of conduct constituting a felony; (vi) habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance; or (vii) a material breach by the officer of any of the terms and conditions of the change of control severance agreement, which breach remains uncured 10 days after receipt by the officer of written notice of such breach.

The term “good reason” as used in the severance agreements means (i) a material reduction in the officer’s duties, responsibilities or authority; (ii) any material reduction (greater than 10%), in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the officer; (iii) material diminution in the duties, responsibilities or authority of the employee or officer to whom the officer is required to report; (iv) the company requiring the officer to be based at any office or location more than 50 miles from the location at which the officer was previously based or the company requiring the officer to travel on company business to a substantially greater extent than previously required; or (v) any material breach of the change in control severance agreement by the company. In addition, for any of these circumstances to constitute good reason the officer must have given notice thereof to the company which the company failed to cure within 30 days.

The potential payments upon change of control presented in the following tables assume a change of control date of February 2, 2009 and buyout stock price of $0.24, which was the closing sale price of our common stock on February 2, 2009.

Potential Payments

In the event a named executive’s employment terminated on February 2, 2009, the named executive would have realized the payments set forth below:

Change of Control
& Qualifying
Name	Termination ($)

Keith Stewart	1,300,000
Frank Elsenbast	613,200
Nathan Fagre	624,000
Kris Kulesza	325,000
Jean Sabatier	300,000

DIRECTOR COMPENSATION FOR FISCAL 2008

We use a combination of cash and stock-based compensation to attract and retain qualified board members. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties as directors, committee members and chairs. The governance committee also reviews analyses completed by Towers Perrin relative to director compensation. Towers Perrin provides the governance committee with relevant market data, including data from proxy sources in our peer group, and alternatives to consider when making compensation decisions for director compensation.

The summary below represents compensation paid to directors during fiscal 2008. The director compensation program consists of an annual cash retainer for all board members, additional cash retainers for the non-executive chairman, committee chairs and audit committee members and an annual stock-based grant. Additionally, the non- executive chairman receives an annual stock option grant equal to 20,000 options. The annual retainer for directors did not increase during fiscal 2008. The annual grant of 8,000 restricted shares of common stock, subject to one-year vesting, also remained unchanged. The directors who are elected by the holders of the preferred stock do not receive compensation for their service as directors pursuant to the terms of our shareholders agreement with GE (the holder of the preferred stock). In addition, Keith Stewart, our chief executive officer, did not receive any additional compensation for his service on the board of directors.

The following table shows information concerning compensation provided to each of our non-employee directors for services provided as a director during fiscal 2008. We did not include any amounts paid to John Buck in connection with his service as our interim chief executive officer from October 25, 2007 to March 3, 2008 and again from August 22, 2008 to January 27, 2009.

	Fees Earned or				All Other
	Paid In Cash		Stock Awards	Option Awards	Compensation	Total
Name	($)		($)(1)	($)(1)	($)	($)

Current Directors
John D. Buck	197,820	(2)	56,951	32,600		287,371
Joseph F. Berardino	102,505	(3)	4,948	24,900		132,353
Robert J. Korkowski	192,443	(4)	56,951			249,394
Randy S. Ronning	1,068	(5)	340	8,400		9,808
Former Directors
Marshall S. Geller	78,750	(6)	38,231			116,981
James J. Barnett	37,500	(7)	38,231			75,731
George A. Vandeman	184,443	(8)	38,231			222,674

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the stock and/or option awards granted in fiscal 2008 in accordance with FAS 123R.

(2)	Consists of: $49,640 annual board retainer, $49,640 for serving as chairman of the board of directors, $9,000 for serving as Chair of the compensation committee, $7,443 as the fiscal 2008 portion for service on the chief executive officer search committee, $25,000 for service on the negotiations special committee, and $57,097 monthly retainer for transitional assistance to the former chief executive officer, Ms. Aiu (March 3 to August 22, 2008).

(3)	Consists of: (as a pro-rated portion of the third quarter and the fourth quarter of fiscal 2008) $22,500 annual board retainer, $1,543 for serving as chair of the compensation committee, $3,462 for serving as a member of the audit committee, and $75,000 for service as a member of the special committee for strategic alternatives.

(4)	Consists of: $65,000 annual board retainer, $20,000 for serving as chair of the audit committee, $7,443 as the fiscal 2008 portion for service on the chief executive officer search committee, $25,000 for service on the negotiations special committee and $75,000 for service as a member of the special committee for strategic alternatives.

(5)	Consists of: $1,063 for a pro-rated portion of the annual board retainer. Mr. Ronning joined the board on January 26, 2009.

(6)	Consists of: $48,750 annual board retainer, $5,000 for serving as a member of the audit committee and $25,000 for service on the negotiations special committee. Mr. Geller resigned from the board of directors on August 22, 2008.

(7)	Consists of: $32,500 board retainer and $5,000 for serving as a member of the audit committee for the first and second quarters of fiscal 2008. Mr. Barnett’s term of service on the board ended on June 11, 2008.

(8)	Consists of: $65,000 annual board retainer, $12,000 for serving as chair of the governance committee, $7,443 as the fiscal 2008 portion for service on the chief executive officer search committee, $25,000 for service on the negotiations special committee and $75,000 for service as a member of the special committee for strategic alternatives. Mr. Vandeman resigned from the board of directors on February 1, 2009.

The governance committee generally reviews and makes recommendations to the board of directors as to director compensation issues at its June board meeting, with advice and analysis from its independent compensation advisor, Towers Perrin. Under the current director compensation structure, each director receives an annual retainer of $65,000 (payable quarterly). In addition, the chairman of the board receives a supplemental annual retainer of $65,000 and an annual grant of 20,000 stock options; the chairman of the audit committee receives a supplemental annual retainer of $20,000; the chairman of the compensation or governance committee receives a supplemental annual retainer of $12,000; and members of the audit committee receive a supplemental annual retainer of $10,000. Furthermore, under the current compensation program, each director is awarded 8,000 shares of restricted stock at the June meeting, subject to a one-year vesting requirement. Directors do not receive any per-meeting fees. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees. Directors who serve on special committees of the board which are established from time to time may receive additional compensation as determined by the board.

As disclosed in a current report on Form 8-K, on March 3, 2008, Mr. Buck resigned as interim chief executive officer upon the appointment of Rene G. Aiu as chief executive officer, but continued as executive chairman of the board. The board of directors requested that Mr. Buck devote additional time to the affairs of our company in support of Ms. Aiu during a transitional period. During this transition period, the board of directors authorized and approved an additional retainer for Mr. Buck of $10,000 per month for his support, advice and commitment to spend substantial time in the corporate offices. Further, as discussed in the compensation discussion and analysis section of this proxy statement, Mr. Buck also received compensation as interim chief executive officer following the departure of Ms. Aiu, beginning in August 2008.

CERTAIN TRANSACTIONS

Strategic Alliance with GE Equity and NBC Universal

NBCU Trademark License Agreement

On November 16, 2000, we entered into a trademark license agreement with NBC Universal (“NBCU”), pursuant to which NBCU granted us an exclusive, worldwide license for a term of ten years to use certain NBC trademarks, service marks and domain names to rebrand our business and corporate name and website. We subsequently selected the names ShopNBC and ShopNBC.com.

Under the license agreement we have agreed, among other things, to (i) certain restrictions on using trademarks, service marks, domain names, logos or other source indicators owned or controlled by NBCU, (ii) the loss of our rights under the license with respect to specific territories outside of the United States in the event we fail to achieve and maintain certain performance targets in such territories, (iii) not own, operate, acquire or expand our business to include certain businesses without NBCU’s prior consent, (iv) comply with NBCU’s privacy policies and standards and practices, and (v) not own, operate, acquire or expand our business such that one-third or more of our revenues or our aggregate value is attributable to certain services (not including retailing services similar to our existing e-commerce operations) provided over the internet. The license agreement also grants to NBCU the right to terminate the license agreement at any time upon certain changes of control of our company, in certain situations upon the failure by NBCU to own a certain minimum percentage of our outstanding capital stock on a fully diluted basis, and certain other situations. On March 28, 2007, we and NBCU agreed to extend the term of the license by six months, such that the license would continue through May 15, 2011, and to provide that certain changes of control involving a financial buyer would not provide the basis for an early termination of the license by NBCU.

Strategic Alliance with GE Equity and NBC Universal

In March 1999, we entered into a strategic alliance with GE Capital Equity Investments, Inc. (“GE Equity”) and NBCU pursuant to which we issued Series A Redeemable Convertible Preferred Stock and common stock warrants, and entered into a shareholder agreement, a registration rights agreement, a distribution and marketing agreement and, the following year, a trademark license agreement. On February 25, 2009, we entered into an exchange agreement with the same parties, pursuant to which GE Equity exchanged all outstanding shares of our Series A Preferred Stock for (i) 4,929,266 shares of our Series B Redeemable Preferred Stock, (ii) warrants to purchase up to 6,000,000 shares of our common stock at an exercise price of $0.75 per share and (iii) a cash payment in the amount of $3.4 million. Immediately after the exchange, the aggregate equity ownership of GE Equity and NBCU in our company was as follows: (i) 6,452,194 shares of common stock, (ii) warrants to purchase up to 6,029,487 shares of common stock and (iii) 4,929,266 shares of Series B Preferred Stock. In connection with the exchange, the parties also amended and restated both the shareholder agreement and the registration rights agreement. The outstanding agreements with GE Equity and NBCU are described in more detail below.

Series B Preferred Stock

On February 25, 2009, we issued 4,929,266 shares of Series B Preferred Stock to GE Equity. The shares of Series B Preferred Stock are redeemable at any time by us for the initial redemption amount of $40.9 million, plus accrued dividends. The Series B Preferred Stock accrues cumulative dividends at a base annual rate of 12%, subject to adjustment. All payments on the Series B Preferred Stock will be applied first to any accrued but unpaid dividends, and then to redeem shares.

30% of the Series B Preferred Stock (including accrued but unpaid dividends) is required to be redeemed on February 25, 2013, and the remainder on February 25, 2014. In addition, the Series B Preferred Stock includes a cash sweep mechanism that may require accelerated redemptions if we generate excess cash above agreed upon thresholds. Specifically, our excess cash balance at the end of each fiscal year, and at the end of any fiscal quarter during which we sell our auction rate securities or dispose of assets or incur indebtedness above agreed upon thresholds, must be used to redeem the Series B Preferred Stock and pay accrued and unpaid dividends thereon. Excess cash balance is defined as our company’s cash and cash equivalents and marketable securities, adjusted to (i) exclude auction rate securities, (ii) exclude cash pledged to vendors to secure purchase price of inventory,

(iii) account for variations that are due to our management of payables, and (iv) provide us a cash cushion of at least $20 million. Any redemptions as a result of this cash sweep mechanism will reduce the amounts required to be redeemed on February 25, 2013 and February 25, 2014. The Series B Preferred Stock (including accrued but unpaid dividends) is also required to be redeemed, at the option of the holders, upon a change in control.

The Series B Preferred Stock is not convertible into common stock or any other security, but initially will vote with the common stock on a one-for-one basis on general corporate matters other than the election of directors. In addition, the holders of the Series B Preferred Stock have certain class voting rights, including the right to elect the GE Equity director-designees described below.

Amended and Restated Shareholder Agreement

On February 25, 2009, we entered into an amended and restated shareholder agreement with GE Equity and NBCU, which provides for certain corporate governance and standstill matters. The amended and restated shareholder agreement provides that GE Equity is entitled to designate nominees for three out of nine members of our board of directors so long as the aggregate beneficial ownership of GE Equity and NBCU (and their affiliates) is at least equal to 50% of their beneficial ownership as of February 25, 2009 (i.e. beneficial ownership of approximately 8.75 million common shares), and two out of nine members so long as their aggregate beneficial ownership is at least 10% of the “adjusted outstanding shares of common stock,” as defined in the amended and restated shareholder agreement. In addition, the amended and restated shareholder agreement provides that GE Equity may designate any of its director-designees to be an observer of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees.

The amended and restated shareholder agreement requires the consent of GE Equity prior to our entering into any material agreements with any of CBS, Fox, Disney, Time Warner or Viacom, provided that this restriction will no longer apply when either (i) our trademark license agreement with NBCU (described below) has terminated or (ii) GE Equity is no longer entitled to designate at least two director nominees. In addition, the amended and restated shareholder agreement requires the consent of GE Equity prior to our exceeding certain thresholds relating to the issuance of securities, the payment of dividends, the repurchase of common stock, acquisitions (including investments and joint ventures) or dispositions, and the incurrence of debt; provided, that these restrictions will no longer apply when both (i) GE Equity is no longer entitled to designate three director nominees and (ii) GE Equity and NBCU no longer hold any Series B Preferred Stock. We are also prohibited from taking any action that would cause any ownership interest by us in TV broadcast stations from being attributable to GE Equity, NBCU or their affiliates.

The shareholder agreement provides that during the standstill period (as defined in the shareholder agreement), subject to certain limited exceptions, GE Equity and NBCU are prohibited from: (i) any asset/business purchases from us in excess of 10% of the total fair market value of our assets; (ii) increasing their beneficial ownership above 39.9% of our shares; (iii) making or in any way participating in any solicitation of proxies; (iv) depositing any securities of our company in a voting trust; (v) forming, joining or in any way becoming a member of a “13D Group” with respect to any voting securities of our company; (vi) arranging any financing for, or providing any financing commitment specifically for, the purchase of any voting securities of our company; (vii) otherwise acting, whether alone or in concert with others, to seek to propose to us any tender or exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving us, or nominating any person as a director of our company who is not nominated by the then incumbent directors, or proposing any matter to be voted upon by our shareholders. If, during the standstill period, any inquiry has been made regarding a “takeover transaction” or “change in control,” each as defined in the shareholder agreement, that has not been rejected by the board of directors, or the board pursues such a transaction, or engages in negotiations or provides information to a third party and the board has not resolved to terminate such discussions, then GE Equity or NBCU may propose to us a tender offer or business combination proposal.

In addition, unless GE Equity and NBCU beneficially own less than 5% or more than 90% of the adjusted outstanding shares of common stock, GE Equity and NBCU shall not sell, transfer or otherwise dispose of any securities of our company except for transfers: (i) to certain affiliates who agree to be bound by the provisions of the shareholder agreement, (ii) that have been consented to by us, (iii) pursuant to a third-party tender offer,

(iv) pursuant to a merger, consolidation or reorganization to which we are a party, (v) in an underwritten public offering pursuant to an effective registration statement, (vi) pursuant to Rule 144 of the Securities Act of 1933, or (vii) in a private sale or pursuant to Rule 144A of the Securities Act of 1933; provided, that in the case of any transfer pursuant to clause (v), (vi) or (vii), the transfer does not result in, to the knowledge of the transferor after reasonable inquiry, any other person acquiring, after giving effect to such transfer, beneficial ownership, individually or in the aggregate with that person’s affiliates, of more than 10% (or 16.2%, adjusted for repurchases of common stock by our company, in the case of a transfer by NBCU) of the adjusted outstanding shares of the common stock.

The standstill period will terminate on the earliest to occur of (i) the ten-year anniversary of the amended and restated shareholder agreement, (ii) our entering into an agreement that would result in a “change in control” (subject to reinstatement), (iii) an actual “change in control” (subject to reinstatement), (iv) a third-party tender offer (subject to reinstatement), or (v) six months after GE Equity and NBCU can no longer designate any nominees to the board of directors. Following the expiration of the standstill period pursuant to clause (i) or (v) above (indefinitely in the case of clause (i) and two years in the case of clause (v)), GE Equity and NBCU’s beneficial ownership position may not exceed 39.9% of our diluted outstanding stock, except pursuant to issuance or exercise of any warrants or pursuant to a 100% tender offer for our company.

Registration Rights Agreement

On February 25, 2009, we entered into an amended and restated registration rights agreement providing GE Equity, NBCU and their affiliates and any transferees and assigns, an aggregate of four demand registrations and unlimited piggy-back registration rights.

NBCU Distribution and Marketing Agreement

We entered into a distribution and marketing agreement with NBCU dated March 8, 1999 that provided NBCU with the exclusive right to negotiate on our behalf for the distribution of our home shopping television programming. This agreement expired in March 2009.

Credit Card Agreement with Affiliate of GE Equity

During fiscal 2006, we introduced a new private label and co-branded revolving consumer credit card program. The program is made available to all qualified consumers for the financing of purchases of products and services from ShopNBC and for the financing of purchases from other retailers. The program is intended to be used by cardholders for purchases made primarily for personal, family or household use. The issuing bank is the sole owner of the account issued under the program and absorbs all losses associated with non-payment by cardholders. The issuing bank, which is an affiliate of GE Equity, pays fees to us based on the number of credit card accounts activated and on card usage. Once a customer is approved to receive a ShopNBC private label or co-branded credit card and the card is activated, the customer is eligible to participate in our credit card rewards program. Under the original rewards program, points were earned on purchases made with the credit cards at ShopNBC and other retailers where the co-branded card is accepted. Cardholders who accumulated the requisite number of points were issued a $50 certificate award towards the future purchase of ShopNBC merchandise. These certificate awards expire after twelve months if unredeemed. Beginning in the second quarter of fiscal 2008, the rewards program was modified such that newly activated card holders obtain an immediate $25 credit upon activation and first purchase and later, upon the accumulation of the requisite number of points, card holders are issued a $25 certificate award towards the future purchase of ShopNBC merchandise. These certificate awards expire after 90 days if unredeemed. The program provides a number of benefits to customers in addition to the awards program, including deferred billing options and other special offers. During fiscal 2008 and fiscal 2007, customer use of the private label and co-branded cards accounted for approximately 21% and 20% of our television and internet sales, respectively. We believe that the use of the ShopNBC credit card furthers customer loyalty and reduces our overall bad debt exposure since the credit card issuing bank bears the risk of bad debt on ShopNBC credit card transactions.

Related Person Transactions Approval Policy

In February 2007, our board of directors adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. This policy applies to any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest where such person’s interest in the transaction(s) involves at least $100,000 in value. In order for the transaction, arrangement or relationship to be subject to this policy, there must a financial aspect to the transaction, which may, for example, involve payments between us and the related person or otherwise providing value to one of the parties.

Under the policy, a related person is any (1) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of our company; (2) greater than 5% beneficial owner of our common stock; or (3) immediate family member of the foregoing. Immediate family member include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons- and daughters-in law, and brothers- and sisters-in-law and anyone residing in such person’s home, except for tenants or employees.

Prior to entering into any related person transaction, the audit committee of our board of directors must be presented with the relevant information about the proposed transaction, in order for the committee to assess whether the related person transaction is beneficial to our company and the proposed terms are fair to us. The committee is authorized to approve, deny, or approve subject to specified conditions, any related party transaction in its sole discretion. The policy also outlines certain factors that the audit committee may take into account in considering a related person transaction, and itemizes certain routine transactions which are exempt from the policy.

The types of routine transactions that are exempt from the company’s related person transaction policy consist of:

•	any employment by the company of an executive officer of the company if (a) the related compensation is required to be reported in the company’s proxy statement under Item 402 of Regulation S-K or (b) the executive officer is not an immediate family member of another executive officer, director or 5% or greater shareholder of the company, the related compensation would be reported in the company’s proxy statement under Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and the company’s human resources and compensation committee approved (or recommended that the board of directors approve) the compensation;

•	any compensation paid to a director if the compensation is required to be reported in the company’s proxy statement under Item 402 of Regulation S-K;

•	any transaction in which the related person’s interest arises solely from the ownership of the company’s common stock and all holders of the company’s common stock received the same benefit on a pro rata basis (e.g., dividends);

•	any transaction with another company at which a related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registration, trustee under a trust indenture, or similar services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of our common stock to file reports of their ownership of our common stock and changes in their ownership with the Securities and Exchange Commission. To our knowledge, none of our directors or executive officers failed to file on a timely basis any reports during fiscal 2008.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the meeting other than as described in this proxy statement. If any other matters shall properly come before the meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by the proxies as to any matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of our company.

Our annual report on Form 10-K for fiscal 2008, including financial statements, is being mailed with this proxy statement to certain of our shareholders.

Our annual report on Form 10-K for fiscal 2008 and the proxy statement are available for viewing on-line, printing or downloading at www.valuevisionmedia.com/proxy.

Shareholders who wish to obtain an additional copy of our annual report on form 10-K for fiscal 2008 may do so without charge by writing to us at ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary.

By Order of the Board of Directors

Nathan E. Fagre
Senior Vice President, General Counsel and Secretary

VALUEVISION MEDIA, INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, June 25, 2009 9:00 a.m. Central Time 6690 Shady Oak Road Eden Prairie, MN ValueVision Media, Inc. Common Stock Proxy PROXY FOR 2009 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS. The undersigned, a shareholder of ValueVision Media, Inc., hereby appoints Keith R. Stewart and Frank P. Elsenbast, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual meeting of shareholders of ValueVision Media, Inc. to be held at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota, on Thursday, June 25, 2009 at 9:00 a.m., central time, and at any and all postponements and adjournments thereof, with all the powers which the undersigned would possess if personally present, upon the matters set forth herein. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, the proxies will vote FOR all nominees in proposal 1 and FOR proposal 2 and at their discretion on any other business as may properly come before the meeting. The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the notice and proxy statement relating to the meeting. See reverse for voting instructions.

COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. _ INTERNET — www.eproxy.com/vvtv Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 24, 2009. _ PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 24, 2009. MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. OPlease detach hereO The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01 Joseph F. Berardino 04 Randy S. Ronning Vote FOR Vote WITHHELD 02 John D. Buck 05 Keith R. Stewart all nominees from all nominees 03 Robert J. Korkowski (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Proposal to ratify Deloitte & Touche LLP as independent registered For Against Abstain public accounting firm for the current fiscal year. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

VALUEVISION MEDIA, INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, June 25, 2009 9:00 a.m. Central Time 6690 Shady Oak Road Eden Prairie, MN ValueVision Media, Inc. Preferred Stock Proxy PROXY FOR 2009 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS. The undersigned, a shareholder of ValueVision Media, Inc., hereby appoints Keith R. Stewart and Frank P. Elsenbast, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of ValueVision Media, Inc. to be held at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota, on Thursday, June 25, 2009 at 9:00 a.m., central time, and at any and all postponements and adjournments thereof, with all the powers which the undersigned would possess if personally present, upon the matters set forth herein. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, the proxies will vote FOR all nominees in proposal 1 and FOR proposal 2 and at their discretion on any other business as may properly come before the meeting. The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the notice and proxy statement relating to the meeting. See reverse for voting instructions.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. OPlease detach hereO The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01 Catherine Dunleavy Vote FOR Vote WITHHELD 02 Patrick O. Kocsi all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Proposal to ratify Deloitte & Touche LLP as independent registered For Against Abstain public accounting firm for the current fiscal year. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.